Exhibit (a)(1)(i)

ANSELL LIMITED

OFFER TO PURCHASE FOR CASH UP TO $155,000,000 (AUSTRALIAN)

OF ITS OUTSTANDING ORDINARY SHARES (INCLUDING AMERICAN DEPOSITARY

SHARES) AT A PRICE PER ORDINARY SHARE BETWEEN AU $9.20 AND AU $8.70.

UNLESS THE OFFER IS EXTENDED, THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS FOR ORDINARY SHARES WILL EXPIRE AT 1:00 AM, NEW YORK TIME, WHICH IS 5:00 PM, MELBOURNE, AUSTRALIA TIME, ON FRIDAY, NOVEMBER 12, 2004, AND THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS FOR AMERICAN DEPOSITARY SHARES WILL EXPIRE AT 5:00 PM NEW YORK TIME, ON WEDNESDAY, NOVEMBER 10, 2004.

We, Ansell Limited, a company organized under the laws of Victoria, Australia, are offering to purchase, or buy-back, up to an aggregate of $155,000,000 (Australian, or AU) worth of our ordinary shares, or Ordinary Shares at a price between AU $9.20 and AU $8.70 per Ordinary Share (subject to withholding taxes, as applicable), in cash, without interest. As of October 8, 2004, there were 176,311,026 Ordinary Shares issued and outstanding, of which 961,728 are evidenced by American Depositary Shares. Since each American Depositary Share, or ADS, represents four Ordinary Shares, we will treat each tender of an ADS as a tender of four underlying Ordinary Shares and, upon the terms and subject to the conditions of this offer, we will purchase each ADS properly tendered and not withdrawn at a purchase price equal to four times the purchase price of an Ordinary Share. Ordinary Shares and ADSs tendered but not purchased in the offer will be returned or otherwise released to the tendering shareholders at our expense promptly after the expiration of this offer.

The purchase price will be AU $9.00 per Ordinary Share, adjusted upwards or downwards for the percentage change in the S&P/ASX 200 Industrials Index from the commencement of trading on Wednesday, October 6, 2004 to the close of trading on Tuesday, November 9, 2004, subject to a maximum price of AU $9.20 and a minimum price of AU $8.70 per Ordinary Share. The opening level of the S&P/ASX 200 Industrials Index on October 6, 2004 was 5,983.7. We will announce the final purchase price following the close of trading on the Australian Stock Exchange, or ASX, on Tuesday, November 9, 2004 no later than 8:00 PM Melbourne, Australia time, which is 4:00 AM New York time on the same day, and will publish the purchase price by press release and filings with the ASX and United States Securities and Exchange Commission or the SEC. Please read Section 1, which sets forth in full the formula and conditions for setting the final purchase price.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF ORDINARY SHARES OR ADSs BEING TENDERED, OR ON THE AVAILABILITY OF FINANCING.

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 10. THE REQUIRED CONDITIONS ARE THAT:

•	THE PROPOSED RESOLUTION AUTHORIZING THE OFFER MUST BE PASSED BY OUR SHAREHOLDERS AT THE ANNUAL GENERAL MEETING BEING HELD ON THURSDAY, OCTOBER 14, 2004.

•	WE MUST RECEIVE A BINDING CLASS RULING FROM THE AUSTRALIAN TAX OFFICE, OR ATO, CONFIRMING THE POSITION OF THE COMMISSIONER OF TAXATION THAT THE OFFER, AS CONTEMPLATED BY US, WILL NOT RESULT IN THE COMMISSIONER MAKING A DETERMINATION THAT THE PAYMENT OF THE PURCHASE PRICE WILL BE DEEMED TO INCLUDE A DIVIDEND COMPONENT (FOR AUSTRALIAN TAX PURPOSES) UNDER CERTAIN ANTI-AVOIDANCE RULES. ANSELL ANTICIPATES RECEIVING CONFIRMATION FROM THE ATO PROMPTLY FOLLOWING THE CLOSING DATE.

THE OFFER FOR ORDINARY SHARES WILL EXPIRE AT 1:00 AM, NEW YORK TIME, WHICH IS 5:00 PM, MELBOURNE, AUSTRALIA TIME, ON FRIDAY, NOVEMBER 12, 2004 AND FOR ADSs AT 5:00 PM NEW YORK TIME ON WEDNESDAY NOVEMBER 10, 2004, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. THESE DATES WILL CHANGE IF WE DECIDE TO EXTEND THE OFFER PERIOD. See Section 1.

Ansell’s Ordinary Shares are listed on the Nasdaq National Market System, or Nasdaq, as ADSs under the symbol “ANSL”, and on the ASX under the symbol “ANN.” On October 8, 2004, the closing sale price of our ADSs was $25.51 on Nasdaq and our Ordinary Shares closed at AU 8.87 on the ASX. We encourage you to obtain current market quotations for our Ordinary Shares and ADSs before deciding whether to tender your Ordinary Shares or ADSs. See Section 6. As of the close of business on October 8, 2004, the exchange rate was AU $1.00 for US $0.72.

OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR ORDINARY SHARES OR ADSs. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER ORDINARY SHARES OR ADSs AND, IF SO, HOW MANY ORDINARY SHARES OR ADSs TO TENDER.

In the United States, the Information Agent for the offer is Georgeson Shareholder. Information concerning the offer can be obtained from Georgeson by calling them toll-free at 1-800-506-7187.

In Australia, information concerning the offer is available from our share registrar, Computershare Investor Services Pty Limited at 1-300-126-416 or (+61 3) 9415-4218 if you are calling from outside Australia (please note that this is not a free call).

Offer to Purchase dated October 14, 2004

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IMPORTANT

This offer is part of an offer being conducted simultaneously in Australia, among other jurisdictions. In Australia the transaction is called an off-market buy-back, or Buy-Back.

This offer to purchase your Ordinary Shares and ADSs described in this document, or Offer to Purchase, has not been approved or disapproved by the Securities and Exchange Commission, or SEC, any state securities commission, or the Australian Securities & Investments Commission, or ASIC. Nor has the SEC, any state securities commission or ASIC passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD OR SHOULD NOT TENDER YOUR ORDINARY SHARES OR ADSs IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU OR TO WHICH WE HAVE REFERRED. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION TO YOU OR TO MAKE ANY REPRESENTATION TO YOU IN CONNECTION WITH THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU OR TO WHICH WE HAVE REFERRED. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

If you are a holder of Ordinary Shares, wish to participate in the offer, and are named as a holder of Ordinary Shares in our shareholder register in Australia, you should tender your Ordinary Shares to Computershare Investor Services Pty Limited, or Computershare, the Australian Depositary, according to the instructions in Section 3. If you are a registered holder of ADSs, you should tender your ADSs to JPMorgan Chase Bank, or JPMorgan, acting as ADS Tender Agent, according to the instructions in Section 3. For the addresses and telephone numbers of Computershare and JPMorgan, see the back cover of this Offer to Purchase.

Upon the terms of, and subject to the conditions of, the offer (including any terms of, and conditions of, any extension or amendment), subject to proration, we will accept for payment and pay for Ordinary Shares that are validly tendered and not properly withdrawn prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on Friday, November 12, 2004, and ADSs validly tendered and not properly withdrawn prior to 5:00 p.m. New York time on Wednesday, November 10, 2004, unless and until we extend the period of time during which the initial period of the offer is open. For Ordinary Shares and ADSs held through a financial institution, a clearing system or the Book-Entry Transfer Facility (hereinafter defined), there is likely to be a deadline prior to the expiration of the offer by which these institutions or systems must be instructed to take the steps necessary to tender your Ordinary Shares or ADSs into the offer. In this Offer to Purchase, we refer to the Closing Date as the date of completion of the period during which you can tender your Ordinary Shares. Promptly following the Closing Date, being November 12, 2004, unless extended, we will publicly announce whether or not the conditions to the offer have been satisfied or waived by us or whether we will terminate the offer. In this respect, we urge you to read Sections 1, 3 and 4 regarding tendering and withdrawing your Ordinary Shares or ADSs.

Any questions and requests for assistance may be directed to Georgeson Shareholder, our Information Agent in the United States, or Computershare, in Australia at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

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Additional copies of this Offer to Purchase, the Share Buy-Back Acceptance Form—Issuer Sponsored Holders, Share Buy-Back Acceptance Form—CHESS Holders, which we collectively refer to as the Acceptance Forms, Letter of Transmittal—American Depositary Shares and other related materials may be obtained from the Information Agent or Computershare upon request.

Unless the context otherwise requires, all references in this Offer to Purchase to “Ansell,” “us,” “we,” and “our” refer to Ansell Limited. All references to “Nasdaq” are to the Nasdaq National Market System. All references to “ASX” are to the Australian Stock Exchange Limited. All references to United States dollars are indicated by “US$” and all references to Australian dollars and are indicated by “AU $”.

We are not making this offer to, and will not accept any tendered Ordinary Shares or ADSs from, holders of Ordinary Shares or ADSs in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any action necessary for us to make this offer to holders of Ordinary Shares or ADSs in any jurisdiction.

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SUMMARY TERM SHEET

This summary term sheet is a brief summary of the material provisions of this offer which is being made by Ansell for up to AU $155 million worth of our Ordinary Shares and ADSs, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. The following are some of the questions you, as a shareholder of Ansell, may have about us and the offer and answers to those questions. We urge you to carefully read this entire Offer to Purchase, the Share Buy-Back Acceptance Forms to tender Ordinary Shares, the Letter of Transmittal—American Depositary Shares and other related documents delivered to you prior to making any decision regarding whether to tender your Ordinary Shares or ADSs. If you hold your Ordinary Shares directly through Computershare or through the Clearing House Electronic Subregistry System, or CHESS, we urge you to also review Section 3 this Offer to Purchase, as that section contains additional information relating to those holders of our Ordinary Shares.

Who is offering to buy my Ordinary Shares or ADSs?

•	We are Ansell Limited, and we are offering to purchase your Ordinary Shares and ADSs. See Section 8.

Who may participate in the offer?

•	Holders of Ordinary Shares or ADSs may participate in the offer. Some Ordinary Shares owned by our employees known as restricted employee shares are not able to be sold into the offer and will be disregarded for the purposes of determining an employee’s entitlement to participate in the offer.

Why are you making an offer?

•	The offer is part of Ansell’s ongoing capital management strategy, which is designed to increase shareholder value and achieve long-term, sustainable benefits for Ansell and all of its shareholders.

Do I have to sell any of my Ordinary Shares or ADSs?

•	No. If you do not want to sell any of your Ordinary Shares or ADSs, you do not need to take any action. You do not have to do anything if you want to keep your Ordinary Shares or ADSs. If you do not sell your Ordinary Shares or ADSs, you will have the same number of Ordinary Shares or ADSs after the completion of the offer as you have always had. However, your proportional ownership interest in Ansell will increase when the Ordinary Shares and ADSs that are purchased from other shareholders who tendered their Ordinary Shares or ADSs are cancelled.

How many Ordinary Shares and ADSs will you purchase?

•	We are offering to purchase Ordinary Shares (including those tendered as ADSs) having a purchase price of up to an aggregate of AU $155 million. Depending on the purchase price, as explained below, this may result in our purchase of approximately 16-18 million Ordinary Shares, representing approximately 9 to 10% of the Ansell Ordinary Shares issued and outstanding as of September 30, 2004. We will count every tender of an ADS as the tender of four Ordinary Shares.

See Section 1.

Will you purchase all of the tendered Ordinary Shares and ADSs?

•	We will purchase Ordinary Shares from all holders who properly tender Ordinary Shares (including those tendered as ADSs) up to that amount of Ordinary Shares which have an aggregate purchase price of up to AU $155 million. If more than AU $155 million worth of Ordinary Shares (including those tendered as ADSs) are tendered in the aggregate from all jurisdictions, we will purchase a pro rata number of Ordinary Shares and ADSs from all tendering holders resident in the United States. Therefore, we may not purchase all of the Ordinary Shares (including those tendered as ADSs) that you tender. Also, because we are not able to issue fractional Ordinary Shares or fractional ADSs, if we are required to purchase Ordinary Shares (including those held as ADSs) on a pro rata basis, we will determine the number of Ordinary Shares or ADSs to purchase from each tendering holder by rounding down to the nearest whole Ordinary Share or whole ADSs, as applicable. We will pay cash for any fractional Ordinary Share or ADSs. See Section 1.

•	We will purchase all of the remaining Ordinary Shares (not including those tendered as ADSs) held by you if, following the proration, you are left with less than a marketable parcel of Ordinary Shares, provided you tendered all of your Ordinary Shares. A marketable parcel is that number of Ordinary Shares which would have a value of at least AU $500 based on the closing market price of Ordinary Shares on ASX on the Closing Date.

See Section 1.

How much are you offering to pay for the Ordinary Shares and ADSs?

•	The purchase price will be AU $9.00, adjusted upwards or downwards for the percentage change in the S&P/ASX 200 Industrials Index from the commencement of trading on Wednesday, October 6, 2004 to the close of trading on the Australian Stock Exchange, or ASX, on November 9, 2004, subject to a maximum price of AU $9.20, and a minimum price of AU $8.70. The opening level of the S&P/ASX 200 Industrials Index on October 6, 2004 was 5,983.7.

•	Our Board of Directors, or Board, may, at their discretion, make a further adjustment to the purchase price within the minimum and maximum prices mentioned above if they believe, on reasonable grounds, that the movement in the S&P/ASX 200 Industrials Index from the commencement of trading on October 6, 2004 to the close of trading on the ASX on November 9, 2004 is significantly different from the movement in the value of our Ordinary Shares over the same period.

•	The purchase price cannot be calculated until after the close of trading on the ASX on November 9, 2004, since the S&P/ASX 200 Industrials Index may increase or decrease before then. You can check the level of the S&P/ASX 200 Industrials Index in many daily newspapers or by calling Georgeson Shareholder, our Information Agent.

•	We will announce the final purchase price no later than 8:00 PM, Melbourne, Australia time, which is 4:00 AM New York time, on Tuesday, November 9, 2004.

How does tendering Ordinary Shares and ADSs in the offer compare to selling them on the stock market?

•	You may be able to sell your Ordinary Shares on the ASX or your ADS on Nasdaq for a higher price than the purchase price. However, you would have to pay a brokerage fee. You do not have to pay this charge if you tender your Ordinary Shares in the offer. However, if you hold ADSs through a broker, you may have to pay a fee to your broker.

•	The market price of our Ordinary Shares on the ASX and the price of the ADSs on Nasdaq may be, or may move, higher or lower than the purchase price during the period of the offer. It may also vary significantly in the future.

•	Before you decide what to do with your Ordinary Shares or ADSs, we recommend that you seek your own professional advice (including taxation advice).

What is the market value of my Ordinary Shares and ADSs as of a recent date?

•	The closing price of our Ordinary Shares on the ASX on August 9, 2004, which was the last trading day before we announced our full year results and that we were considering conducting the offer, was AU $7.79. As of October 8, 2004, the closing price of our Ordinary Shares on the ASX was AU $8.87.

•	The closing price of our ADSs on Nasdaq on August 9, 2004, which was the last trading day before we announced our full year results and that we were considering conducting the tender offer, was US $21.79. As of October 8, 2004, the closing price of the ADSs on Nasdaq was US $25.51.

•	You should obtain a recent quotation for your Ordinary Shares or ADSs prior to deciding whether or not to tender your Ordinary Shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

•	Yes. We will finance the purchase of the Ordinary Shares (including those tendered as ADSs) from our own internal resources. The offer is not subject to the receipt of financing.

See Section 2 and Section 9.

What are the most significant conditions to the offer?

The offer is conditioned on, among other things, the following:

•	the approval by holders of a majority of the Ordinary Shares (including those being voted as ADSs) of the terms of the offer at our Annual General Meeting which will be held on October 14, 2004;

•	our receipt of a binding class ruling from the ATO confirming the position of the Commissioner of Taxation that the offer, as contemplated by us, will not result in the Commissioner making a determination that the payment of the purchase price will be deemed to include a dividend component (for Australian tax purposes) under certain anti-avoidance rules. We anticipate that we will receive confirmation from the ATO of its decision promptly following the Closing Date;

•	that no circumstance arises prior to November 12, 2004 that would cause the terms of the offer to become materially different from the terms we would have reasonably proposed if we had known of such circumstance on the date of this Offer to Purchase; or

•	that, at least one Australian business day prior to November 12, 2004, we obtain, any approvals, licenses, permits or consents (other than the binding class ruling from the ATO, which we expect to receive promptly following the Closing Date) which may be required under applicable law in order to purchase the Ordinary Shares or ADSs that are not currently required as of the date of this Offer to Purchase (see Sections 10 and 11).

See Section 10, which sets forth in full the conditions to the offer.

What will happen if the conditions to the offer are not satisfied?

•	If the first two conditions stated above are not satisfied we will terminate the offer. If any of the remaining conditions are not met, we may amend or waive the condition, or terminate the offer. See “Introduction,” Section 1 and Section 10.

How long do I have to decide whether to tender in the offer?

•	You may tender your Ordinary Shares until 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on Friday, November 12, 2004 (as may be extended by us).

•	You may tender your ADSs until 5:00 PM, New York time, on Wednesday, November 10, 2004 (as may be extended by us).

See “Introduction,” Section 1 and Section 3.

How do I tender my Ordinary Shares and to which depositary should I tender?

•	If you hold your Ordinary Shares of record through Computershare Investor Services Pty Limited, you should tender your Ordinary Shares by completing, signing and forwarding to Computershare, the Share Buy-Back Acceptance Form—Issuer Sponsored Holders. In order to do so, please follow the procedures and instructions described in Section 3.

•	If you have Ordinary Shares that you hold as a Clearing House Electronic Subregistry System, or CHESS, Holding in Australia, you must contact your controlling participant (normally the broker who arranged for the purchase of your Ordinary Shares). You must contact them in time for them to process your tender before 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on Friday, November 12, 2004. A ‘CHESS Holding’ means a holding of Ordinary Shares on the CHESS subregister of Ansell. We have enclosed a Share Buy-Back Acceptance Form—CHESS Holders, but it is up to your controlling participant whether they require the form to be signed. Do NOT send your Share Buy-Back Acceptance Form—CHESS Holders to Computershare.

How do I tender my ADSs?

If you want to tender all or part of your ADSs, you should follow the procedures and instructions described in Section 3:

•	if your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you;

•	if you hold ADSs in your own name, complete and sign the Letter of Transmittal—American Depositary Shares, or the ADS Letter of Transmittal, according to its instructions and deliver it to JPMorgan Chase Bank, the ADS Tender Agent for the offer, together with

•	any required signature guarantees,

•	the American Depositary Receipt evidencing your ADSs, and

•	any other documents required by the ADS Letter of Transmittal; or

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your ADSs according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

Do financial institutions and clearing systems through which I hold my Ordinary Shares or ADSs have an earlier deadline?

•	For Ordinary Shares or ADSs held through a financial institution, a clearing system or the Book-Entry Transfer Facility, there is likely to be a deadline prior to the expiration of the offer by which you must instruct these institutions or systems to take the steps necessary to tender your Ordinary Shares or ADSs into the offer. JPMorgan has advised us that it will not transfer tendered ADSs into its account at the Book-Entry Transfer Facility after 5:00 PM, New York time, on November 10, 2004, unless the offer is extended by us. See Section 3.

Can I change my mind about participating in the offer?

•	You may withdraw any previously tendered Ordinary Shares at any time prior to the Closing Date, which is 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on Friday, November 12, 2004, unless we extend the initial offer period.

•	You may withdraw any previously tendered ADSs at any time prior to 5:00 PM, New York time, on November 10, 2004, unless we extend the initial offer period.

•	In addition, under U.S. law, tendered Ordinary Shares and ADSs may be withdrawn at any time after 40 business days from the date of the commencement of the offer, or December 10, 2004, if the Ordinary Shares or ADSs have not yet been accepted for payment by us. See Section 1 and Section 4.

Can the offer be amended, extended or terminated, and under what circumstances?

•	We have the right, in our sole discretion, to amend, extend or terminate the offer, subject to applicable law. See Section 1.

What will be the form of payment of the purchase price and when will I receive it?

•	Payment for Ordinary Shares held through Computershare that are purchased by us will be mailed to you by check, in U.S. dollars, without interest, within ten business days after the Closing Date. We expect that checks will be mailed no later than Friday, November 26, 2004. Computershare will act as the agent for holders of Ordinary Shares and will send to you the payment for all of your Ordinary Shares accepted for payment.

•	Payment for ADSs will be made by us by depositing the aggregate purchase price for the ADSs with JPMorgan, the ADS Tender Agent for the offer, promptly after the Closing Date. JPMorgan will convert the AU dollars it receives from us into U.S. dollars before it distributes to you the net proceeds to which you are entitled from such conversion.

•	If you hold Ordinary Shares, you must notify Computershare, in writing, prior to Friday, November 12, 2004, of any change in your address or contact information. Tendering holders of ADSs must include their correct address on the ADS Letter of Transmittal. See Section 1 and Section 3.

How will I be notified if the offer is amended, extended or terminated?

•	If we decide to amend, extend or terminate the offer period, we will inform Computershare, JPMorgan, the Information Agent, the ASX and our Australian legal counsel of that fact. We will also issue a press release announcing any new closing date no later than 9:00 AM Melbourne, Australia time, which is 5:00 PM New York time, on the first business day after the day on which we decide to amend, extend or terminate the offer, and will file the press release with the SEC. Neither Computershare nor JPMorgan has any obligation to inform you of any such amendment, extension or termination. See Section 1.

Has Ansell or its Board of Directors adopted a position on the offer?

•	Our Board has approved the offer. However, neither we nor our Board make any recommendation to you as to whether you should or should not tender your Ordinary Shares or ADSs for purchase. You must make your own decision whether or not you wish to participate in the offer and, if so, how many Ordinary Shares or ADSs to tender. See “Introduction,” “Background to the Offer—Purpose of the Offer; Reasons for the Offer” and “Background to the Offer—Plans for Ansell after the Offer; Certain Effects of the Offer.”

What should I do before I decide whether or not to tender my Ordinary Shares or ADSs?

•	Before making a decision whether or not to tender your Ordinary Shares or ADSs in the offer, we urge you to carefully evaluate all the information in this Offer to Purchase, including the discussion of the material United States federal income tax and Australian income tax considerations contained in Section 5, and the other related documents delivered to you. Also, we urge you to consult your own investment and tax advisors. You should also obtain a recent quotation for the Ordinary Shares or ADSs prior to deciding whether or not to tender your Ordinary Shares or ADSs for purchase. See Section 6.

Do any of Ansell’s directors, officers or affiliates intend to tender any Ordinary Shares or ADSs in the offer?

•	As of the date of this Offer to Purchase, Shamrock Holdings of California, Inc., Michael McConnell and Stanley Gold have indicated that they intend, depending on market conditions, to tender Ordinary Shares in the offer.

Are there any conflicts of interest in the offer?

•	There are no known conflicts.

See “Background to the Offer—Background,” “Background to the Offer—Plans for Ansell after the Offer; Certain Effects of the Offer” and “Background to the Offer—Beneficial Ownership of Ordinary Shares.”

What are the tax consequences of the offer?

•	The receipt of cash for Ordinary Shares or ADSs accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will generally be a taxable transaction for United States federal income tax purposes and will generally be treated for United States federal income tax purposes either as (1) a sale or exchange of Ordinary Shares or ADSs or (2) a distribution in respect of Ordinary Shares or ADSs.

•	A U.S citizen who is resident in Australia, or a U.S corporation that is resident in Australia, may be liable to pay Australian income tax in respect of the profit or capital gain (if any) derived upon the disposal of Ordinary Shares or ADSs. No income or other tax is payable in Australia on any profit arising from the disposal of the Ordinary Shares or ADSs held by persons who are not resident in Australia except in the circumstances described in Section 5 below.

•	You are urged to seek professional advice from your own advisors concerning the tax consequences that apply to your particular situation.

See Section 5.

Will I have to pay brokerage fees and commissions if I tender my Ordinary Shares or ADSs?

•	If you hold your Ordinary Shares or ADSs registered in your own name and you tender them directly to Computershare or JPMorgan, you will not be obligated to pay brokerage commissions or solicitation fees on the sale. If you hold your Ordinary Shares or ADSs through a broker, bank, financial institution or other nominee and your broker tenders Ordinary Shares or ADSs on your behalf, your broker, bank, financial institution or nominee may charge you a fee for doing so. We urge you to consult your broker, bank, financial institution or nominee to determine whether any charges will apply. See Section 1 and Section 3.

Will the offer result in the delisting of Ansell’s Ordinary Shares or ADSs?

•	No. We expect that our Ordinary Shares will continue to trade on the ASX and that the ADSs will continue to trade on Nasdaq following completion of the offer. See Section 7.

With whom may I talk if I have questions about the offer?

•	You can call Georgeson Shareholder, our Information Agent in the United States, at 1-800-506-7187 or Computershare Investor Services Pty Limited at 1300-726-419 or (+61 3) 9415-4218 if you are calling from outside Australia (please note that this is not a free call), during their respective normal business hours. See the back cover of this Offer to Purchase.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, under the Exchange Act, we file reports and other information with the SEC. You may inspect those reports, proxy statements and other information, without charge, and you may make copies of them at prescribed rates at the public reference facilities of the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s public reference facilities by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC.

You may also request a copy of those materials, free of charge, by contacting us at the following address:

Ansell Limited
Attn: Mr. Phil Corke
200 Schulz Drive
Red Bank NJ 07701
Telephone: 732-345-5400
Fax: 732-219-5114
Email: pcorke@ansell.com

This Offer to Purchase is part of a Tender Offer Statement on Schedule TO, which we filed with the SEC pursuant to Section 13(e) of the Exchange Act and the rules and regulations thereunder.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, Acceptance Forms, the ADS Letter of Transmittal and the other related documents delivered to you or incorporated by reference herein include “forward-looking statements” (within the meaning of the Securities Exchange Act of 1934, as amended) and information that is based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this Offer to Purchase the words “anticipate,” “estimate,” “believe,” “expect,” “potential,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements relate to our expectations and beliefs regarding future events, including, but not limited to, statements relating to the acceptance, withdrawal, and proration, of Ordinary Shares (including those tendered as ADSs) tendered in the offer; the size and timing of the offer, the purchase price to be paid for Ordinary Shares (including those tendered as ADSs) tendered in the offer; beliefs regarding receipt of approvals and consents required as a condition to the offer; expectations regarding the effect of the offer on the listing of the Ordinary Shares and ADSs and their continued status as “margin securities” under the rules of the Federal Reserve Board; our capital resource needs and expectations of continued liquidity; expectations regarding the costs, fees and expenses to conduct the offer; beliefs regarding future performance of the Ansell Healthcare business; and beliefs regarding the tax consequences of tendering Ordinary Shares or ADSs in the offer under U.S. Federal and Australian tax laws; all of which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, planned for, estimated, expected or projected.

We believe that a number of important risks and uncertainties could cause our actual results to differ from those projected in these forward-looking statements, including, without limitation:

•	changing regulatory requirements and conditions,

•	fluctuating foreign currency exchange rates,

•	market acceptance and participation in the offer,

•	timely completion of the offer, and

•	other risk factors detailed in our most recent annual report on Form 20-F, the Ansell 2004 Annual Review and other filings with the SEC and ASX.

Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

You should assume that the information appearing in this Offer to Purchase is accurate only as of the date of this Offer to Purchase.

See Section 8 of this Offer to Purchase for a discussion of certain information relating to Ansell.

INTRODUCTION

We, Ansell Limited, offer to purchase up to an aggregate of AU $155 million worth of our Ordinary Shares at a price between AU $9.20 and AU $8.70 per Ordinary Share (subject to withholding taxes, as applicable), in cash, without interest, from all security holders who hold our Ordinary Shares and American Depositary Shares. As of October 8, 2004, there were 176,311,026 Ordinary Shares issued and outstanding, of which 961,728 are evidenced by American Depositary Shares. Since each American Depositary Share, or ADS, represents four Ordinary Shares, we will treat each tender of an ADS as a tender of four underlying Ordinary Shares. Upon the terms, and subject to the conditions, of this offer, we will purchase each ADS properly tendered and not withdrawn at a purchase price equal to four times the purchase price of an Ordinary Share. Ordinary Shares and ADSs tendered but not purchased in the offer will be returned or otherwise released to the tendering shareholders at our expense promptly after the expiration of this offer. The offer is subject to the terms and conditions set forth in this Offer to Purchase, the Acceptance Forms, ADS Letter of Transmittal and the other related documents delivered to you. Our Ordinary Shares are listed on the Australian Stock Exchange Limited, or ASX, under the symbol “ANN” and the ADSs are listed on the Nasdaq National Market System, or Nasdaq, under the symbol “ANSL.”

The purchase price will be AU $9.00 per Ordinary Share, adjusted upwards or downwards for the percentage change in the S&P/ASX 200 Industrials Index from the commencement of trading on Wednesday, October 6, 2004 to the close of trading on the ASX on Tuesday, November 9, 2004, subject to a maximum price of AU $9.20 and a minimum price of AU $8.70 per Ordinary Share. The opening level of the S&P/ASX 200 Industrials Index on October 6, 2004 was 5,983.7. We will announce the final purchase price following the close of trading on the ASX on Tuesday, November 9, 2004 no later than 8:00 PM Melbourne, Australia time, which is 4:00 AM New York time on the same day. Please read Section 1, which sets forth in full the formula and conditions for setting the purchase price.

This offer is part of an offer being conducted simultaneously in Australia, United Kingdom and New Zealand. The offer will be completed at 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on Friday, November 12, 2004 or, in the case of ADSs, at 5:00 PM, New York time on Wednesday, November 10, 2004. This date will change if we decide to extend the offer.

If you are a record owner of Ordinary Shares and tender directly to Computershare Investor Services Pty Limited, or the registered holder of ADSs and tender to JPMorgan Chase Bank, you will generally not be obligated to pay brokerage, service fees or commissions. If you hold your Ordinary Shares or ADSs through a bank or broker, you should check with them to determine if they will charge any service fees.

Under some circumstances, you may be subject to U.S. federal backup withholding of 28% of the purchase price paid to you for your securities. See Section 5 for a more detailed description of the material U.S. federal income tax and Australian tax considerations which may apply to you in connection with the offer. We urge you to seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation.

We will pay the fees and expenses incurred by Computershare and JPMorgan in connection with the offer. They will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Ordinary Shares or ADSs are accepted for payment. We will also pay the fees and expenses incurred by Georgeson Shareholder, our Information Agent.

Required conditions for proceeding with the offer are the approval by the holders of a majority of the Ordinary Shares (including those being voted as ADSs) of the offer at our Annual General Meeting which will be held on October 14, 2004 and the receipt of a binding class ruling by the Australian Tax Office regarding the tax treatment of the purchase price for Australian tax purposes. Several other conditions to the consummation of the offer are described in Section 10. We reserve the right (subject to applicable law and the rules of the SEC or

ASX) to amend or waive any one or more of the terms of, and conditions to, the offer other than the two required conditions. However, if any of the other conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Ordinary Shares or ADSs tendered in the offer. The offer is not conditioned on our obtaining financing. See Section 1, Section 9 and Section 10.

Our Board has approved the offer. However, neither we nor our Board make any recommendation to you as to whether or not you should tender your Ordinary Shares or ADSs in the offer. You must make your own decision whether to tender your Ordinary Shares or ADSs and, if so, how many Ordinary Shares or ADSs to tender. See “Background to the Offer—Purpose of the Offer; Reasons for the Offer.”

Our directors, executive officers and affiliates that are beneficial owners of our Ordinary Shares or ADSs are entitled to tender their Ordinary Shares or ADSs if they wish. As of the date of this Offer to Purchase, Shamrock Holdings of California Inc., Michael McConnell and Stanley Gold have indicated that they intend, depending on market conditions, to tender Ordinary Shares in the offer.

This Offer to Purchase, the Acceptance Forms, ADS Letter of Transmittal and the other related documents which have been delivered to you contain important information which you should read carefully before you make any decision with respect to the offer.

BACKGROUND TO THE OFFER

Background

On April 16, 2004 we announced a program to buy-back Ordinary Shares through purchases on the Australian Stock Exchange, or ASX. We stopped buying Ordinary Shares on the ASX on April 30, 2004 after purchasing 11,199,184 Ordinary Shares (approximately 6% of our issued Ordinary Shares), for a total cost of approximately AU $72.2 million (US $52.9 million). On May 3, 2004 we announced that we would undertake a further on-market buy-back of up to 12 million Ordinary Shares as part of a balanced capital management strategy. As of June 30, 2004 we had purchased 198,288 Ordinary Shares on the ASX for approximately AU $1.47 million (US $1.08 million). We suspended our purchase of Ordinary Shares under the latter on-market buy-back arrangement while we considered an alternative, off-market, i.e., direct from shareholders, buy-back proposal.

As part of its consideration, the Board reviewed our current capital structure (debt and equity), and our projected cash flows and capital requirements for the next 12 months, and determined the potential for an off-market buy-back, or issuer tender offer as it is called in the United States, of up to AU $155 million worth of Ordinary Shares. Depending on the purchase price paid for the Ordinary Shares, this would result in the purchase from shareholders of approximately 16-18 million Ordinary Shares.

On August 10, 2004 we announced that the Board was considering a proposal for an off-market buy-back of approximately 10% of the Ordinary Shares outstanding. The proposal was subject to satisfactory responses being received in relation to specific applications made to the ASX, the Australian Tax Office, or ATO, and the Australian Securities & Investment Commission, or ASIC. As of the date of this Offer to Purchase, we have received the necessary approvals from ASX and ASIC and are awaiting a binding class ruling from the ATO. The offer may only proceed if we receive the binding class ruling from the ATO, and our shareholders approve the offer at the Annual General Meeting to be held on October 14, 2004. Details seeking such approval of our shareholders were included in the Notice of Meeting sent to the shareholders on or about September 13, 2004. We anticipate that we will receive the binding class ruling from the ATO promptly following the Closing Date.

Purpose of the Offer; Reasons for the Offer

The offer is part of our ongoing capital management strategy, which is designed to increase shareholder value and achieve long term, sustainable benefits for Ansell and all of our shareholders.

As described above, our Board determined that we should utilize a portion of our cash on hand to purchase approximately AU $155 million worth of our Ordinary Shares by means of this offer. The decision of our Board to approve the offer (subject to the conditions described in Section 10), was the result of careful consideration by our Board of numerous factors, including, without limitation, the following:

•	Ansell’s liquidity position;

•	providing our shareholders with an opportunity to obtain liquidity for their Ordinary Shares or ADSs by tendering in the offer for cash, while limiting the usual transaction costs associated with on-market sales; and

•	the belief that the offer is in the best interests of Ansell and our shareholders. In this respect, our Board took into account the issues noted above.

In reaching its decision to approve the offer, our Board consulted with its legal and financial advisors, as well as our management, and considered information relating to us and the proposed transaction, including, but not limited to, the following:

•	based on a review of current business objectives, our available cash and anticipated cash needs and possible alternative uses for our cash, our Board determined that the offer is a prudent use of our financial resources. In the course of this review, our Board determined that our cash resources are sufficient to both finance the offer and meet our anticipated requirements for future operations; and

•	effects of the offer as more fully described below under “Background to the Offer—Plans for Ansell after the Offer; Certain Effects of the Offer.”

Although the discussion mentioned above sets forth the material factors considered by our Board in reaching its decision to approve the offer, it may not include all of the factors considered, and each director may have considered different factors. In light of the factors described above and the information considered, our Board did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its decision. The decision was made after consideration of all of the factors as a whole.

Although our Board has approved the offer, neither we nor our Board make any recommendation to you as to whether or not you should tender your Ordinary Shares or ADSs and neither we nor our Board has authorized any person to make any such recommendation. You are urged to make your own decision based on your views of the value of the Ordinary Shares or ADSs owned by you and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You should carefully evaluate all information in this offer, including the discussion of the material U.S. federal income tax and Australian income tax considerations contained in Section 5, and the other related documents delivered to you or to which we refer you. We urge you to consult your own investment and tax advisors, and make your own decision as to whether or not to tender your Ordinary Shares or ADSs and, if so, how many Ordinary Shares or ADSs to tender.

Plans for Ansell after the Offer; Certain Effects of the Offer

Ordinary Shares that we purchase in the offer will be cancelled in accordance with the Australian Corporations Act of 2001. These Ordinary Shares will not be available for sale in the future.

Except as otherwise described below or elsewhere in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in the following:

•	an extraordinary corporate transaction, merger, reorganization or liquidation involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization except as may be effected by this offer;

•	any change in our present Board or our management (including any plan or proposal to change the number or term of directors or to change any material term of the employment contract of any executive officer);

•	any other material change in our corporate structure or business;

•	a delisting of the Ordinary Shares or ADSs;

•	the Ordinary Shares or ADSs becoming eligible for termination of registration under Section 12(g)(4) of the United States Securities Exchange Act of 1934, as amended, known as the Exchange Act;

•	any suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	any acquisition by any person of additional securities of Ansell, or the disposition of securities of Ansell, including by tender offer; or

•	any changes in our organizational documents or other actions that could impede the acquisition of control of Ansell.

From time to time, we and our subsidiaries have explored, and expect to continue to explore, opportunities to make investments, dispose of existing investments or otherwise participate in material financing or business combination transactions. However, we do not know for sure whether or when any such investments, dispositions or transactions will be made or occur.

After the completion of the offer, we expect to have sufficient cash flow to meet our cash needs for normal operations and anticipated capital expenditures. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner and in the planned cash distribution will not adversely affect our ability to operate profitably or absorb possible losses in future periods. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See “Forward-Looking Statements.”

If the offer is consummated, our “public float,” that is the number of Ordinary Shares (including those represented by ADSs) owned by our non-affiliated shareholders (non-officers, non-directors and holders of less than 10% of our Ordinary Shares or the right to less than 10% our Ordinary Shares through ADSs) and available for trading in the securities markets, will be reduced. This may result in lower Ordinary Share or ADSs prices or reduced liquidity in the trading market for our Ordinary Shares and ADSs in the future. However, we believe that there will still be a sufficient number of Ordinary Shares and ADSs issued and outstanding, and publicly-traded following consummation of the offer to ensure continued listing of the Ordinary Shares on the ASX and the listing of our ADSs on the Nasdaq National Market System, or Nasdaq.

The ADSs are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using our ADSs as collateral. We believe that, following the purchase of ADSs in the offer, the ADSs will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

If you hold ADSs under margin lending arrangements or if they are held as security for a loan or as OCH collateral, you should ensure that your participation in the offer is permitted by those margin lending arrangements or that loan documentation.

In addition, upon consummation of the offer, non-tendering shareholders will, and shareholders who tender less than all of their Ordinary Shares or ADSs may, realize a proportionate increase in their relative ownership interest in Ansell and in our future earnings and assets, dividends or other distributions, and losses, if any. Shareholders may be able to sell non-tendered Ordinary Shares or ADSs in the future on the ASX or Nasdaq, at a net price higher or lower than the offer price. We can give no assurance, however, as to the price at which a shareholder may be able to sell Ordinary Shares or ADSs in the future, which may be higher or lower than the offer price.

All of our directors and executive officers are beneficial owners of our Ordinary Shares. See “Background to the Offer—Beneficial Ownership of Shares.” At this time, two of our directors, Michael McConnell and Stanley Gold have indicated that they intend, depending on market conditions, to tender Ordinary Shares in the offer. In addition, Shamrock Holdings of California, Inc., an affiliate, has indicated that it intends to tender Ordinary Shares in the offer depending on market conditions.

In accordance with Australian accounting pronouncements when Ordinary Shares included in the equity of Ansell Limited are bought back, the equity of Ansell Limited must be reduced by the “cost” of the Ordinary Shares bought back. The “cost” of the Ordinary Shares bought back includes the purchase price plus costs incidental to the acquisition.

Rights of Shareholders Who Do Not Accept the Offer

You will have no appraisal or similar rights with respect to the offer. Alternatively, you may simply decide not to respond to the offer and not tender your Ordinary Shares or ADSs.

Transactions and Arrangements Concerning the Ordinary Shares and ADSs

Neither we nor, to the best of our knowledge, any of the persons or entities listed on Schedule I, any associate or majority-owned subsidiary of ours or any executive officer or director of any subsidiary of ours, has effected any transaction in the Ordinary Shares or ADSs of Ansell during the past 60 days except as set forth below.

On August 26, 2004, Trefoil SPRL disposed of 2,500,000 of our Ordinary Shares in the open market on the ASX at a per share price of AU $8.44 (excluding brokerage fees and stamp duties). Because Shamrock Holdings of California, Inc., or SHOC, controls Trefoil International Investors III, LP, which controls Trefoil SPRL, SHOC and Trefoil SPRL share dispositive power over the Ordinary Shares that were sold. Mr. McConnell, one of our directors, is an officer of Shamrock Capital Advisors Inc., an affiliated corporation of SHOC. In addition, Mr. Gold, who retired as a director in April 2004 but continues as an alternate director to Mr. McConnell, maintains a 10% limited partnership interest in Trefoil International III, L.P., a related business entity of SHOC.

The following members of our Board each acquired Ordinary Shares at a price of AU $8.69 per share on September 17, 2004 through open-market purchases on the ASX: Edward Tweddell, 670 shares; Peter Barnes, 262 shares; L. Dale Crandall, 234 shares; Herbert Elliott, 235 shares; and Michael McConnell, 1,557 shares. On September 6, 2004, Douglas Tough, our Chief Executive Officer and Managing Director, acquired 20,000 Ordinary Shares through an open-market purchase on the ASX at a price per share of AU $8.55. On August 20, 2004, Neil O’Donnell, a Senior Vice President and Regional Director, sold 5,000 Ordinary Shares at AU $8.43 per share in an open-market sale on the ASX. On September 21, 2004, Burton van Rooyen, a director of our subsidiary JK Ansell Limited, sold 2,500 Ordinary Shares at AU $8.72 per share in an open-market sale on the ASX. Finally, Phoa Kia Hua, a director of Ansell Services (Asia) Sdn Bhd made two separate open-market sales of Ordinary Shares on the ASX, selling 5,360 shares on August 8, 2003 for AU $8.30 per share and 1,200 shares on September 21, 2004 for AU $8.72 per share.

Except as otherwise described below and elsewhere in this Offer to Purchase, neither we nor, to the best of our knowledge, any of the persons and entities listed on Schedule I nor any other entity in our control or in their control, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Ansell, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

Stock Options

From time to time, we granted our employees and directors options to purchase our Ordinary Shares pursuant to our share option plans. No issue of Ordinary Shares has been made under either the Pacific Dunlop Executive Share Plan, or the Executive Plan, or the Pacific Dunlop Employee Share Plan, or the Employee Plan, since February 1994. The Board determined during 1996 that no further issuances of Ordinary Shares would be made under the Executive Plan. Details of the two plans are as follows:

•

Pacific Dunlop Executive Share Plan (“Executive Plan”). The Executive Plan is no longer available for new Ordinary Share issuances. Ordinary Shares issued under the Executive Plan to selected employees (“Executives”) were paid up to AU 5 cents and were subject to restrictions for a determined period (for the 1993/94 issue—8 1/4 years). While partly paid, the Ordinary Shares granted under the plan are not transferable, carry no voting rights and no entitlement to dividends (but are entitled to participate in bonus or rights issues as if fully paid). The price payable for the Ordinary Shares issued under the Executive Plan varies according to the event giving rise to a call being made. Market price at the date of the call is payable if an Executive ceases employment with us (other than for death, retrenchment, retirement) prior to expiration of the restriction period. Once restrictions cease, the price payable upon a call being made will be the lesser of AU $10.00 (AU $2.50 for issues prior to 13 September 1991) or the last sale price of our Ordinary Shares on the ASX. The aggregate number of Executive Plan shares outstanding could not exceed 5% of our total issued capital. The number of Executive Plan shares outstanding at June 30, 2004 was 738,000 and as of September 30, 2004 was 394,500 Ordinary Shares. During the 2004 financial year, the amounts outstanding on 184,100 existing Executive Plan Shares were fully paid. From the end of the fiscal year through September 30, 2004, the amounts outstanding on an additional 343,500 Executive Plan shares were fully paid.

•	Pacific Dunlop Employee Share Plan (“Employee Plan”). We maintain the Employee Plan under which 149,763 fully paid Ordinary Shares were held as of September 30, 2004 by employees and 145,102 Ordinary Shares (including Ordinary Shares issued as bonus shares) were held as of October 1, 2004. The Employee Plan permits full-time and part-time employees, who have completed three or more years continuous service and who do not participate in the Executive Plan, to acquire 20 Ordinary Shares in our capital for each completed year of service. The Ordinary Shares are issued at market value as of the date of issue, payable as to AU 50 cents per Ordinary Share by the employee, the balance financed by an interest free loan from us repayable, at latest, on cessation of employment. The Ordinary Shares are not transferable while a loan remains outstanding, but carry voting rights and entitlement to dividends (although dividends are applied in reduction of the loan). As of June 30, 2004, no offer to employees was outstanding. The aggregate number of Employee Plan shares outstanding may not exceed 5% of our total issued capital. Issues of shares under the Employee Plan to date have been in 1986–1987 at AU $23.60 per share, in 1987–1988 at AU $20.05 per share, in 1988–1989 at AU $20.65 per share, in 1990–1991 at AU $22.10 per share, in 1991–1992 at AU $21.50 per share and in 1993–1994 at AU $25.00 per share. Holders of Employee Plan shares at June 1987, May 1989 and October 1993 became entitled to bonus shares (stock dividends) totaling 1,960,062 Ordinary Shares in respect of bonus issues (stock dividends) declared in June 1987, May 1989 and October 1993. During the 2003–2004 fiscal year, the loan liability of members in respect of 60,916 fully paid Ordinary Shares of AU $2.50 each was discharged. From the end of the fiscal year through September 30, 2004 the loan liability in respect of an additional 4,661 fully paid shares was discharged. No new shares were issued during 2003–2004 under the Employee Plan.

•	Ansell Limited Stock Incentive Plan (“Stock Incentive Plan”). The Stock Incentive Plan was adopted for the benefit of key employees. The Stock Incentive Plan provides for equity-based awards in the form of stock options and performance share rights, or PSRs. Our Board administers the Stock Incentive Plan and determines the employees eligible for awards, and the type and amount of awards that will be granted to each eligible employee. The Board can unilaterally amend or terminate the Stock Incentive Plan at any time.

In general, grants are made annually, each award vesting in three equal tranches. Each tranche is subject to performance targets set by the Board in respect of each of the three successive years. These rights entitle the holder to an equivalent number of fully-paid Ordinary Shares upon achievement of the performance targets. The options may be exercised at a price based on the average of our Ordinary Share price on the five days preceding the grant. PSRs, when vested, are converted to fully-paid Ordinary Shares at no cost to the executive. Upon vesting, participants are permitted to sell Ordinary Shares to cover tax liabilities for the conversion and up to 50% of the remaining vested tranche. The balance remains restricted for a further 12 months. Dividends are paid on PSRs that have vested but remain restricted.

During the 2004 financial year, 525,000 options and 150,000 PSRs were granted to Douglas Tough, our Chief Executive Officer, upon his appointment as an executive, pursuant to the Stock Incentive Plan. The options, which are subject to performance conditions, have an exercise price of AU $7.40, are not exercisable until one year after they vest and will lapse if not exercised on or before June 30, 2014. The PSRs convert to Ordinary Shares at no cost to the executive upon satisfaction of performance conditions. Both the options and PSRs were granted in three tranches, and are subject to the achievement of long-term performance targets and stretch targets established by our Board. Targets for financial year 2005 and future years are yet to be finalized and are subject to further Board consideration of the next stage of our development under the leadership of Mr. Tough. The vesting period for both the options and PSRs commenced July 1, 2004 and vest in three equal tranches annually.

The options granted to Harry Boon, our former Managing Director and Chief Executive Officer, in 2002 have now vested. The first tranche of 500,000 options are now exercisable at AU $6.32 for each Ordinary Share acquired. The second tranche of 500,000 options may be exercised, again at AU $6.32 for each Ordinary Share acquired, after June 30, 2005. Both tranches of options may only be exercised prior to June 30, 2006.

During the 2003 financial year, Rustom Jilla, our Chief Financial Officer, upon his appointment, was granted 300,000 options in three equal tranches of 100,000 options, each with an exercise price of AU $6.97 and subject to certain performance targets aligned to the earnings before interest, tax and amortization, or EBITA, of the Ansell Healthcare business and the achievement of certain financial ratios for the 2003–2005 financial years. In respect of the first two tranches the performance targets have been met and these options have vested. The first tranche is exercisable after June 30, 2004, the second after June 30, 2005. These options expire on September 23, 2012.

During the 2003 financial year 437,500 PSRs, exercisable in three equal tranches, were granted to senior executive officers pursuant to the Stock Incentive Plan. The performance targets applicable to the first two tranches have been met and those tranches have vested. The third tranche is subject to the achievement of performance targets for the 2005 financial year.

During the 2004 financial year, an additional 665,000 PSRs, exercisable in three equal tranches, were granted to executive officers (including those granted to Mr. Tough). The performance targets in respect of the first tranche of PSRs granted in the current year (with the exception of those granted to Mr. Tough) have been achieved and these PSRs have vested. The second and third tranches are subject to the achievement of performance targets for the 2005 and 2006 financial years respectively.

On August 8, 2004, an additional 441,000 PSRs, exercisable in three equal tranches, were granted to executive officers. The three tranches are subject to the achievement of performance targets for the 2005, 2006 and 2007 financial years, respectively.

In relation to the 2005 financial year the performance condition applicable to options and PSRs issued to executives other than Mr. Tough is that the EBITA for the Ansell Healthcare business meets or exceeds US $115 million. Performance targets for periods beyond financial year 2005 are under review pending Board consideration of the next stage of our development under the leadership of Mr. Tough.

Share Buy-Back Program

As of April 30, 2004, we ceased buying back Ordinary Shares on the ASX under the on-market buy-back announced on April 16, 2003, after buying back 11,199,184 Ordinary Shares (approximately 6% of our issued Ordinary Shares), for a total cost of approximately AU $72.2 million (US $52.9 million). On May 3, 2004, we announced that we would undertake a further on-market buy-back of up to 12 million Ordinary Shares as part of a balanced capital management strategy. As of June 30, 2004, we had bought back 198,288 Ordinary Shares on the ASX for approximately AU $1.47 million (US $1.08 million). We suspended the purchase of Ordinary Shares under the latter on-market buy-back arrangement while consideration was given to an alternative off-market buy-back proposal through which we would acquire Ordinary Shares directly from our shareholders.

Beneficial Ownership of Ordinary Shares

As of September 30, 2004, there were 176,311,026 of our Ordinary Shares issued and outstanding. The AU $155 million worth of Ordinary Shares and ADSs that we are offering to purchase in the offer represent approximately 9.77% of the 176,311,026 Ordinary Shares issued and outstanding as of September 30, 2004, assuming a price per Ordinary Shares of AU $9.00. As of September 30, 2004, the closing price per Ordinary Share on the ASX was AU $8.84.

The following table identifies the aggregate number and percentage of the Ordinary Shares beneficially owned, as of September 30, 2004, by certain individuals or entities who are either (1) known by us to be the beneficial owner of more than 5% of our Ordinary Shares, (2) listed on Schedule I and known by us to be the beneficial owner of our Ordinary Shares or options, or (3) otherwise associated with us and known by us to be the beneficial owner of our Ordinary Shares or options:

Names and Business Address	Number of Ordinary Shares Beneficially Owned[2]	Percent of Ordinary Shares (Outstanding)[3]
Harris Associates L.P. Two North LaSalle Street, Chicago, Illinois 60602-3790, USA	20,389,330	11.56%

Perpetual Trustees Australia Limited L15, 1 Castlereagh Street, Sydney, NSW. 2000, Australia	18,138,087	10.29%

Maple-Brown Abbott Ltd. L30, 20 Bond Street, Sydney, NSW. 2000, Australia	16,066,726	9.11%

Shamrock Holdings of California, Inc., and its affiliated corporate entities 4444 Lakeside Drive, Burbank, California 91505, USA	13,928,840	7.90%

Barclays Global Investors Australia Limited L1, 111 Harrington Street, Sydney, NSW, 2000, Australia	12,775,801	7.25%

E. D. Tweddell c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia	34,890	*

P. L. Barnes c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia	11,947	*

D. D. Tough[1]	20,000	*

L. D. Crandall c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia	8,342	*

H. J. Elliott c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia	9,211	*

M. J. McConnell[4] c/o Shamrock Holdings of California 4444 Lakeside Drive, Burbank, California, 91505, USA	13,956,803	7.92%

S. P. Gold[5] (alternate to Mr. McConnell) c/o Shamrock Holdings of California 4444 Lakeside Drive, Burbank, California, 91505, USA	13,944,079	7.91%

Names and Business Address	Number of Ordinary Shares Beneficially Owned[2]	Percent of Ordinary Shares (Outstanding)[3]

R. Bartlett c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia	29,506	*

P. Corke[1]	16,105	*

W. Heintz c/o Riverside Business Park, “Spey House” Internationalelaan 55, 1070 Brussels, Belgium	26,666	*

R. Jilla[1]	122,666[6]	*

N. O’Donnell c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia	11,666	*

S. Papier[1]	19,438	*

W. Reed[1]	21,935	*

W. Reilly[1]	18,878	*

P. Soszyn[1]	13,333	*

R. Wolf Ansell Services (Asia) Sdn Bhd, Lot 16 Persarian Persahaan, Section 23, 40000 Shah Alam, Selangor Malaysia	10,000	*

M. Zedalis[1]	21,105	*

TOTALS	81,716,569	46.32%

[1]	The business address of Messrs. Tough, Corke, Jilla, Reed, Reilly, Papier, Soszyn and Zedalis is Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701.
[2]	With the exception of Mr. Jilla, the number of Ordinary Shares owned by a shareholder or a group includes only Ordinary Shares. No other listed shareholder has the right to receive any Ordinary Shares upon the exercise of options that are exercisable within 60 days of September 30, 2004. Please refer to note 6 below for Mr. Jilla’s holdings.
[3]	Based on 176,311,026 issued and outstanding Ordinary Shares.
[4]	Includes 13,928,840 Ordinary Shares held by Shamrock Holdings of California, Inc., or SHOC, that Mr. McConnell may be deemed to beneficially own. Mr. McConnell is an officer of Shamrock Capital Advisors Inc., an affiliated corporation of SHOC.
[5]	Includes 13,928,840 Ordinary Shares held by SHOC, that Mr. Gold may be deemed to beneficially own. Mr. Gold, who retired as a director in April 2004 but continues as an alternate director to Mr. McConnell, maintains a 10% limited partnership interest in Trefoil International III, L.P., a related entity of SHOC.
[6]	Beneficial ownership includes 100,000 Ordinary Shares underlying a stock option that has vested and may be exercised within sixty days of September 30, 2004.
*	Indicates beneficial ownership of less than 1%.

THE OFFER

YOU SHOULD READ THIS OFFER TO PURCHASE, THE SHARE BUY-BACK ACCEPTANCE FORMS, THE ADS LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; PURCHASE PRICE; PRORATION; EXPIRATION DATE.

This offer is part of an offer being made to all of our holders of Ordinary Shares and ADSs in Australia, the United States, New Zealand and the United Kingdom. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for Ordinary Shares and ADSs that are validly tendered and not properly withdrawn in accordance with Section 4: (i) in the case of Ordinary Shares, prior to 1:00 AM New York time which is 5:00 PM Melbourne, Australia time on Friday, November 12, 2004, and (ii) in the case of ADSs, prior to 5:00 p.m. New York time, on Wednesday, November 10, 2004, unless and until we extend the period of time during which the offer is open. We refer to the Closing Date as the date of completion of the period during which you can tender your Ordinary Shares.

The purchase price will be AU $9.00 per Ordinary Share, adjusted upwards or downwards for the percentage change in the S&P/ASX 200 Industrials Index from the commencement of trading on Wednesday, October 6, 2004 to the close of trading on the Australian Stock Exchange or ASX, on Tuesday, November 9, 2004, subject to a maximum price of AU $9.20 and a minimum price of AU $8.70 per Ordinary Share. The opening level of the S&P/ASX 200 Industrials Index on October 6, 2004 was 5,983.7. The Board may, at its discretion, make a further adjustment to the purchase price within the maximum and minimum prices set out above if they believe on reasonable grounds that the movement in the S&P/ASX 200 Industrials Index from the commencement of trading on October 6, 2004 to the close of trading on November 9, 2004 is significantly different from the movement in the value of the Ordinary Shares over the same period. The purchase price will be calculated based on the S&P/ASX 200 Industrials Index after the close of trading on November 9, 2004. The S&P/ASX 200 Industrials Index may increase or decrease before November 9, 2004. However, you can check the level of the S&P/ASX 200 Industrials Index in many daily newspapers or you may call Georgeson Shareholder, the Information Agent at 1-800-506-7187, to obtain that information.

The chart below illustrates the possible purchase price of our Ordinary Shares in Australian dollars depending on the level of the S&P/ASX 200 Industrials Index at the close of trading on Tuesday, November 9, 2004.

The purchase price we pay for each Ordinary Share we purchase in the offer is the weighted average market price of our Ordinary Shares on the ASX over the five trading days from September 29, 2004 to October 5, 2004 inclusive, plus a premium of AU 0.19, being AU $9.00, as then adjusted for the percentage change in the S&P/

ASX 200 Industrials Index from the commencement of trading on October 6, 2004 to the close of trading on November 9, 2004 and rounded to the nearest cent. The purchase price is subject to a maximum price of AU $9.20 and a minimum price of AU $8.70. The purchase price we pay for ADSs will be four times that paid for each Ordinary Share.

The formula for calculation of the purchase price is:

AU $9.00 x	Closing level of S&P/ASX 200 Industrials Index on November 9, 2004
5,983.7*

*	was the opening level of the S&P/ASX 200 Industrials Index on October 6, 2004

The final purchase price will be announced following the close of trading on the ASX on Tuesday, November 9, 2004 no later than 8:00 PM, Melbourne, Australia time, which is 4:00 AM New York time.

Promptly following the Closing Date, we will announce to the shareholders whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us or whether we will terminate the offer. Ordinary Shares tendered during the offer may be withdrawn at any time prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on November 12, 2004 (as may be extended). ADSs tendered during the offer may be withdrawn at any time prior to 5:00 PM, New York time on November 10, 2004 (as may be extended). In this respect, we urge you to read Sections 3 and 4 of this Offer to Purchase.

Unless otherwise indicated, for purposes of this Offer to Purchase, a “business day” means any day other than Saturday, Sunday, a U.S. federal holiday or any other day on which the banks in Australia or the U.S. are permitted not to be open for business.

No fractional Ordinary Shares or ADSs will be purchased by us in the offer.

Any Ordinary Shares that you hold that: (i) remain subject to the rules of the Pacific Dunlop Employee Share Plan or the Pacific Dunlop Executive Share Plan; or (ii) were issued to employees under the Ansell Limited Stock Incentive Plan and are subject to restrictions on disposal, are restricted employee shares and will be excluded from the offer. You may only tender Ordinary Shares which you are free to trade.

Required conditions to the offer are that:

•	the proposed resolution authorizing the offer is passed by the holders of a majority of the Ordinary Shares (including those voted as ADSs) at the Annual General Meeting being held on Thursday, October 14, 2004.

•	we receive a binding class ruling from the Australian Tax Office, or ATO, confirming the position of the Commissioner of Taxation that the offer, as contemplated by us, will not result in the Commissioner making a determination that the payment of the purchase price will be deemed to include a dividend component (for Australian tax purposes) under certain anti-avoidance rules. We anticipate receiving confirmation from the ATO promptly following the Closing Date.

The offer is not conditioned on the tender of any minimum number of Ordinary Shares or ADSs or the availability of financing.

The offer is also subject to certain other conditions set forth in Section 10. If any of these other conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Ordinary Shares or ADSs tendered in the offer.

We intend to spend up to AU $155 million to purchase Ordinary Shares and ADSs evidencing Ordinary Shares. Depending on the purchase price, we expect to purchase in the range of approximately 16-18 million Ordinary Shares, representing approximately 9-10% of the Ordinary Shares issued and outstanding as of September 30, 2004. If the total number of Ordinary Shares tendered (including those tendered as ADSs) multiplied by the purchase price exceeds AU $155 million, then there will be a proration of acceptances so that not more than AU $155 million worth of Ordinary Shares and ADSs are purchased. In such case, the number of Ordinary Shares and ADSs that we will purchase from U.S. holders will be purchased on a pro rata basis. In calculating the number of your Ordinary Shares and ADSs which will be purchased, all fractions will be rounded downwards to the lowest whole Ordinary Share. If you hold a fractional ADSs following any rounding down of Ordinary Shares, you will receive cash for any fractional ADSs.

Promptly following the Closing Date, we will announce whether the required conditions have been met and whether the other conditions to the offer have been satisfied or, subject to applicable law, waived. If the required conditions have not been met, the offer will be terminated. We expect to announce the proration factor, if any on Monday, November 15, 2004. If we are unable to promptly determine the final proration results, we will announce the preliminary results. Subject to proration, we expect that all of the Ordinary Shares and ADSs validly tendered in the offer and not properly withdrawn will be paid for on or before November 26, 2004.

In the event that we extend the offer, we will inform Computershare, JPMorgan and the Information Agent of that fact. We will also:

•	issue a press release announcing the new closing date no later than 9:00 AM Melbourne, Australia time which is 5:00 PM New York time, on the first business day after the day on which we decide to extend the offer, and

•	file a report with the SEC, ASX and, within one business day, issue a press release in the United States and in Australia.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 13e-4(e)(3) under the Exchange Act, which requires that material changes be promptly disseminated to holders of Ordinary Shares and ADSs in a manner reasonably calculated to inform such holders of such change), we currently intend to make announcements regarding the offer by distributing a press release to Australian and United States news services.

If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer or if we waive a material condition of the offer (if permitted pursuant to US and Australian securities laws), we will extend the offer to the extent required by rules of the SEC and by Australian law. If, before the Closing Date, we decide to increase the purchase price, such increase will be applicable to all shareholders whose Ordinary Shares or ADSs are accepted for payment pursuant to the offer. If the offer is scheduled to expire in less than ten business days from and including the date that a notice is published, sent or given, the offer will be extended until the expiration of at least ten business days from the date of the notice.

This Offer to Purchase, the Acceptance Forms, the ADS Letter of Transmittal and the other related documents to be furnished will be mailed to the holders of Ordinary Shares and ADSs who reside in the United States. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Ordinary Shares and ADSs in the United States.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

General. Promptly following the Closing Date and upon the terms of, and subject to the conditions to, the offer (including, if the offer is extended or otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay for all Ordinary Shares validly tendered prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time on Friday, November 12, 2004 and for all ADSs validly tendered prior to 5:00 PM, New York time on Wednesday, November 10, 2004, and not properly withdrawn in accordance with Section 4. We expect that all of the Ordinary Shares and ADSs validly tendered in the offer and not properly withdrawn will be paid for on or about November 26, 2004. Upon receipt of payment, JPMorgan will convert the payment into U.S. dollars and will distribute the net proceeds to the holders of ADSs who are entitled to receive payment. Please see Section 1.

In all cases, we will pay for Ordinary Shares and ADSs validly tendered and accepted for payment pursuant to the offer only after timely receipt by Computershare and JPMorgan of the required documents to substantiate a valid tender, as set forth in Section 3.

For purposes of the offer, we will be deemed to have purchased Ordinary Shares or ADSs that have been validly tendered and not properly withdrawn if and when we give oral or written notice to Computershare and JPMorgan of our acceptance for payment of Ordinary Shares or ADSs pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the Ordinary Shares and ADSs will be distributed by Computershare and JPMorgan, respectively.

Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered Ordinary Shares or ADSs for payment for any reason, or if more Ordinary Shares and ADSs are tendered than we will purchase in the offer (including by reason of proration), unpurchased Ordinary Shares and ADSs will be returned to the tendering shareholder (or, in the case of Ordinary Shares or ADSs tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Ordinary Shares or ADSs will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

If, prior to the Closing Date, we increase the purchase price per Ordinary Share or ADSs offered to any shareholders, the increased purchase price will be paid to all holders of Ordinary Shares and ADSs that are purchased, whether or not such Ordinary Shares or ADSs were tendered prior to the increase in the purchase price.

Form of Payment. Payment for Ordinary Shares held through Computershare that are purchased by us will be mailed to you by check, in U.S. dollars, without interest, within ten business days after the Closing Date. We expect that checks will be mailed no later than Friday, November 26, 2004. Computershare will act as the agent for holders of Ordinary Shares and will send to you the payment for all of your Ordinary Shares accepted for payment.

Payment for ADSs will be made by us by depositing the aggregate purchase price for the ADSs with JPMorgan, the ADS Tender Agent for the offer, promptly after the Closing Date. JPMorgan will convert the AU dollars it receives from us into U.S. dollars before it distributes to you the net proceeds to which you are entitled from such conversion.

If you hold Ordinary shares, you must notify Computershare in writing prior to Friday, November 12, 2004, of any change in your address or contact information. Tendering holders of ADSs must include their correct address on the ADS Letter of Transmittal. See Section 1 and Section 3.

Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, JPMorgan, the ADS Tender Agent, may be required to withhold 28% of the gross proceeds payable to a tendering shareholder or other payee pursuant to the offer. To prevent the withholding of 28% of the purchase price received for ADSs tendered in the offer to the ADS Tender Agent, each tendering shareholder who does not otherwise establish an exemption from such withholding, must provide the ADS Tender Agent with such shareholder’s correct taxpayer identification number and certify that it is not subject to U.S. federal backup withholding by completing the Substitute Form W-9 included with the ADS Letter of Transmittal or Form W-8BEN, Certificate of Foreign Status, as applicable. See the Instructions to the ADS Letter of Transmittal. Holders of ADSs that are not U.S. Holders (as defined in Section 5 below) are urged to consult their tax advisors regarding the application of U.S. income and withholding taxes and backup withholding (including eligibility for any withholding tax reduction or exemption, and the refund procedure). Moreover, holders of Ordinary Shares that are U.S. Holders and that tender their Ordinary Shares to Computershare are urged to consult with their own tax advisors regarding the applicability of U.S. backup withholding to any payment received by them pursuant to the offer. See Section 5.

3. PROCEDURES FOR TENDERING ORDINARY SHARES AND ADSs.

Introduction

You may only tender your Ordinary Shares and ADSs by following the procedures described in this Section 3.

Tender Procedures

This Section 3 is divided into two parts. If you wish to tender and:

•	hold Ordinary Shares in Australia either (i) with Computershare through an issuer sponsored holding arrangement or (ii) hold through the CHESS system, you should follow the instructions described under the caption “Tenders Made by Holders of Ordinary Shares Through Australia,”

•	are a registered holders of ADSs, you should tender your ADSs to JP Morgan pursuant to the instructions described under the caption “Tenders made by Holders of ADSs to JPMorgan Chase Bank, our ADS Tender Agent” below. If you hold your ADSs through a bank, broker or other intermediary, you should contact such bank, broker or other intermediary for the procedures required to tender some or all of your ADSs.

Tenders Made By Holders Of Ordinary Shares Through Australia

Issuer Sponsored Holdings

Enclosed with this document is a Share Buy-Back Acceptance Form—Issuer Sponsored Holders which contains instructions on how to accept the offer for Ordinary Shares through Australia. If you wish to accept the offer for all of your Ordinary Shares, you only need to sign the form where indicated.

To tender your Ordinary Shares, you should decide how many Ordinary Shares you want to tender and send your completed and signed form to make sure it will be received before 5.00 PM Melbourne, Australia time on Friday, November 12, 2004, which is 1:00 AM New York time on Friday, November 12, 2004:

By mail to:
Computershare Investor Services Pty Limited
GPO Box 52
Melbourne Vic 8060
Australia

or
In person to:
Computershare Investor Services Pty Limited
Yarra Falls
452 Johnston Street
Abbotsford Vic 3067
Australia

or
By fax to:
Computershare Investor Services Pty Limited
fax: (+61 3) 9473 2471

Please note that if you are returning your form by mail, it will not be effective unless it is actually received at either of the above addresses 5.00 PM Melbourne, Australia time, which is 1:00 AM New York time, on Friday, November 12, 2004. You should allow sufficient time for this to occur.

CHESS Holdings

If you have a broker sponsored CHESS Holding, you can only accept the offer by contacting your controlling participant (usually the broker who arranged the purchase of your Ordinary Shares) to provide your instructions.

You must contact them in time for them to process your acceptance before 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time on November 12, 2004. Acceptances which are not fully processed before this time will not be effective. You will need to instruct the broker how many Ordinary Shares you wish to tender and which holding (if you have more than one holding).

A Share Buy-Back Acceptance Form—CHESS Holders is enclosed, but it is up to your controlling participant whether they require the form to be signed. Do NOT send your form to Computershare.

Broker and Non-Broker Participants

If you are a broker or non-broker participant you may only accept this offer in accordance with the operating rules of the ASX Settlement and Transfer Corporation Pty Limited (as if the offer were a takeover offer).

Restrictions on Acceptances

We will not accept any Acceptance Forms which we may not lawfully accept or which, if accepted, would give rise to an illegal or unenforceable buy-back agreement or a buy-back agreement which we cannot otherwise lawfully perform.

The offer is not made to persons to whom the offer may not lawfully be made or to persons whose participation in the offer is not permitted under the laws of the jurisdiction in which they are resident. Without limiting the rights that we otherwise have in relation to acceptances, an acceptance submitted by such a person will not be accepted by us.

Shareholders with More Than One Holding of Ordinary Shares

You will receive an appropriate acceptance form for each separate holding of Ordinary Shares (for example, if you hold some Ordinary Shares in your name and some Ordinary Shares jointly with your spouse, you will receive two acceptance forms). You may accept the offer in respect of any or all of your separate holdings provided that you complete a separate acceptance form (in accordance with the instructions on the acceptance form) for each holding you wish to tender.

Shares held by Trustees and Nominees

Trustees and nominees who hold Ordinary Shares should inform the beneficial owners of the Ordinary Shares about the offer, subject to any legal restrictions in the countries where such beneficial owners are resident, and then aggregate all acceptances received from beneficial owners. It is the responsibility of the trustee or nominee to complete an aggregated acceptance form on behalf of all beneficial owners.

It is the responsibility of the registered holder to aggregate all instructions received from any underlying beneficial owners and submit one combined acceptance form (if any).

Tenders Made By Holders of ADSs to JPMorgan Chase Bank, the ADS Tender Agent

Eligibility; Who May Tender to through the ADS Tender Agent

All holders of ADSs, should tender their ADSs through JPMorgan, the ADS Tender Agent.

Valid Tender

In order for you to validly tender ADSs, a properly completed and duly executed ADS Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the ADS Letter of Transmittal, must be sent to the ADS Tender Agent prior to 5:00 PM, New York time, on November 10, 2004, unless extended by us.

By hand/overnight courier to:

JPMorgan Chase Bank

Attn: Equiserve Corporate Reorganization

161 Bay Street Road

Braintree, MA 02184

or

By mail to:

JPMorgan Chase Bank

Attn: Equiserve Corporate Reorganization

PO Box 859208

Braintree, MA 02185 9208

In addition, certificates evidencing tendered ADSs must be received by the ADS Tender Agent at its address, or the ADSs must be delivered to the ADS Tender Agent (including an agent’s message if you did not deliver a ADS Letter of Transmittal), in each case prior to 5:00 PM, New York time, on November 10, 2004, unless extended by us.

The term “agent’s message” means a message, transmitted by the Depository Trust Company, the Book-Entry Transfer Facility or DTC, to, and received by the ADS Tender Agent and forming part of the book-entry confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the ADSs that are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the ADS Letter of Transmittal and that we may enforce that agreement against that participant.

If certificates evidencing tendered ADSs are forwarded to the ADS Tender Agent in multiple deliveries, a properly completed and duly executed ADS Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional ADSs will be purchased.

The method of delivery of ADSs certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the ADS Tender Agent. If delivery is by mail, registered mail with return receipt requested, property insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. The tender of ADSs through guaranteed delivery procedures is not permitted.

Book-Entry Transfer

The ADS Tender Agent will establish an account with respect to the ADSs at DTC for purposes of the offer within two business days after the commencement of this offer. Any financial institution that is a participant in the system of DTC may make book-entry delivery of ADSs by causing DTC to transfer such ADSs into the ADS Tender Agent’s account at DTC in accordance with DTC’s procedures.

Signature Guarantees

Signatures on all ADS Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where ADSs are tendered for the account of an eligible guarantor institution.

If an ADS certificate is registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made, or a ADSs certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See the Instructions to the ADS Letter of Transmittal.

Condition to Payment

In all cases, payment for ADSs tendered and accepted for payment pursuant to the offer will be made only after timely receipt by JP Morgan of the certificate(s) evidencing ADSs, or a timely book-entry confirmation for the delivery of ADSs, the ADS Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the ADS Letter of Transmittal.

The valid tender of ADSs pursuant to one of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

Appointment

By executing the ADS Letter of Transmittal as set forth above (including delivery through an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the ADS Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the ADSs you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered ADSs. The appointment will be effective if, as and when, and only to the extent that, we accept your ADSs for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such ADSs will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective).

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that we determine not to be in proper form or the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of ADSs of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. A tender of ADSs will not have been made until all defects and irregularities have been cured or waived. None of us, nor any of our affiliates nor assigns, Computershare, JP Morgan, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any notification. Our interpretation of the terms of, and conditions to, the offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding.

If you tender your ADSs pursuant to any of the procedures described above, it will constitute your acceptance of and a binding agreement between you and us, upon the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

•	you have the full power and authority to tender, sell, assign and transfer the tendered ADSs (and any and all ADSs or other securities issued or issuable in respect of your ADSs); and

•	when we accept your ADSs for payment, we will acquire good and unencumbered title to your ADSs, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Representations and Warranties

The tender of Ordinary Shares and ADSs according to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the offer and an agreement between the tendering holder and us upon the terms and subject to the conditions of the offer, as well as the tendering holder’s representation and warranty to us that (1) the holder has a “net long position” in the Ordinary Shares or ADSs, as applicable, or equivalent securities at least equal to the Ordinary Shares or ADSs tendered, as applicable, within the meaning of Rule 14e-4 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (2) the tender of the Ordinary Shares or ADSs complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Ordinary Shares or ADSs for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) Ordinary Shares or ADSs tendered, as applicable, or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Ordinary Shares or ADSs tendered and will acquire those Ordinary Shares or ADSs for tender by conversion, exercise or exchange of such other securities and (ii) will cause those Ordinary Shares or ADSs to be delivered according to the terms of the offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

4. WITHDRAWAL RIGHTS.

Introduction

You may withdraw previously tendered Ordinary Shares at any time prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia Time, on November 12, 2004, and you may withdraw tendered ADSs prior to 5:00 PM, New York time, on November 10, 2004, in each case, unless extended. In addition, under U.S. law, tendered Ordinary Shares and ADSs may be withdrawn at any time after 40 business days from the date of the commencement of the offer if the Ordinary Shares or ADSs have not yet been accepted for payment by us. If we extend the offer, delay our acceptance for payment of Ordinary Shares or ADSs or are unable to accept Ordinary Shares or ADSs for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, Computershare or JP Morgan may, on our behalf, retain tendered Ordinary Shares and ADSs, and those Ordinary Shares and ADSs may not be withdrawn except as described in this Section 4. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal or Amendment Procedures

This Section 4 is divided into two parts. If you wish to withdraw or amend your tender and:

•	You hold Ordinary Shares in Australia through (i) either an issuer sponsored holding arrangement or (ii) hold through the CHESS system, you should follow the instructions described under the caption “Withdrawal or Amendment Procedures for Tenders Made by Holders of Ordinary Shares In Australia,” or

•	You hold ADSs, you should follow the instructions described under the caption “Withdrawal or Amendment Procedures for Tenders Made by Holders of ADSs to JPMorgan Chase Bank, our ADS Tender Agent” below.

Withdrawal or Amendment Procedures for Tenders made by Holders of Ordinary Shares in Australia

Issuer Sponsored Holdings

You may withdraw your tender by marking the ‘Withdrawal Box’ on the Withdrawal/Amendment Form, signing the form and sending it to Computershare by any of the methods provided in Section 3 above for the tendering of Ordinary Shares, so that it is received by prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on November 12, 2004. You may not withdraw your acceptance after this time unless extended.

You may amend your tender by inserting the number of Ordinary Shares you wish to tender in the “Amendment Box,” signing the form and sending it to Computershare by any of the methods provided in Section 3 above so that it is received prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on November 12, 2004. You may not amend your acceptance after November 12, 2004 unless extended.

Please note that if you are returning your Withdrawal/Amendment Form by mail, it will not be effective unless it is actually received prior to 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on November 12, 2004, unless extended. You should allow sufficient time for this to occur.

Withdrawals or amendments made in accordance with this procedure will take effect once they have been received and processed by Computershare. You can contact Computershare by telephone at (+61 3) 9415-4218 or our U.S. Information Agent at 1-800-506-7187 to find out if your withdrawal or amendment has been successfully processed.

You should not sell any of the Ordinary Shares you have tendered and have withdrawn until you have confirmed that your withdrawal/amendment has been successfully processed. If you sell any Ordinary Shares after you submit tender, and at the time of the purchase by us you do not hold at least the number of Ordinary Shares for which you have tendered, we may, in our absolute discretion, reject your tender or treat your instruction as if you had tendered for that number of Ordinary Shares held by you at the Closing Date.

CHESS Holdings

If you have a CHESS Holding, you will need to instruct your controlling participant in sufficient time for them to process your withdrawal or amendment by 1:00 AM, New York time, which is 5:00 PM, Melbourne, Australia time, on the Closing Date. Do NOT send a Withdrawal/Amendment Form to Computershare, as it cannot process this form. Only your controlling participant can withdraw or amend your tender.

A withdrawal or amendment made by a controlling participant will take effect in accordance with the CHESS procedures. If you are a CHESS Holder, you may receive written confirmation from CHESS of the withdrawal or amendment made on your holding by your controlling participant. Irrespective of its wording, this confirmation is not an acknowledgment by us of the withdrawal of your tender.

Withdrawal Or Amendment Procedures For Tenders Made By Holders Of ADSs To JPMorgan Chase Bank, Our ADS Tender Agent

If you tendered your ADSs to the ADS Tender Agent, for a withdrawal to be effective, a written transmission notice of withdrawal must be timely received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to 5:00 PM, New York time, on November 10, 2004. Any notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from the name of the person who tendered the ADSs. If certificates evidencing ADSs to be withdrawn have been delivered or otherwise identified to the ADS Tender Agent, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the ADS Tender Agent and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the ADSs have been tendered for the account of an eligible guarantor institution. If ADSs have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn ADSs and otherwise comply with DTC’s procedures.

If you have properly withdrawn your ADSs, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn ADSs may be re-tendered at any time prior to 5:00 PM, New York time, on November 10, 2004 by following one of the procedures described in Section 3.

Determination of Validity

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. None of us, nor our affiliates or assigns, Computershare, JPMorgan, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. MATERIAL U.S. FEDERAL INCOME TAX AND AUSTRALIAN INCOME TAX IMPLICATIONS.

U.S. Federal Income Tax Implications

Introduction

The following describes the material US federal income tax consequences to U.S. Holders, as defined below, of the tender of their Ordinary Shares or ADSs according to the terms of the offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended, or the Code, final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, as well as the income tax treaty between Australia and the United States, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. Holders who hold the Ordinary Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	broker-dealers and traders in securities or foreign currencies;

•	persons holding the Ordinary Shares or ADSs as part of a hedge, straddle or conversion transaction;

•	persons whose functional currency for United States federal income tax purposes is not the U.S. dollar;

•	persons who acquired Ordinary Shares or ADSs pursuant to the exercise of employee stock options or otherwise as compensation;

•	persons liable for the alternative minimum tax or otherwise subject to special tax treatment under the Code;

•	estates, trusts, tax-exempt organizations; or

•	persons holding the Ordinary Shares and/or ADSs that own or are deemed to own ten percent or more of any class of Ansell stock.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Ordinary Shares or ADSs that is, for U.S. federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust, the income of which is subject to United States federal income taxation regardless of its source. A U.S. Holder does not include residents of Australia or persons carrying on a trade, profession or vocation in Australia through a branch, agency or permanent establishment.

General

A U.S. Holder’s accepted tender of Ordinary Shares and/or ADSs pursuant to the offer will be treated one of two ways for US federal income tax purposes, as either (i) a sale or exchange; or (ii) a dividend.

If a U.S. Holder satisfies any of the Section 302 tests explained below, the U.S. Holder will be treated as if it sold its Ordinary Shares or ADSs and will recognize U.S. source capital gain or loss equal to the difference between the amount of cash received under the offer and the U.S. Holder’s adjusted tax basis in the Ordinary Shares or ADSs surrendered in the exchange. Gain or loss must be determined separately for each block of Ordinary Shares or ADSs (Ordinary Shares or ADSs acquired at the same cost in a single transaction) that is purchased from a U.S. Holder under the offer. A U.S. Holder may be able to designate, generally through its broker, which of its Ordinary Shares or ADSs it wishes to tender under the offer if fewer than all of its Ordinary Shares or ADSs are tendered under the offer. U.S. Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

The gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for the tender’s Ordinary Shares or ADSs that were sold exceeds one year as of the date of purchase. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

If a U.S. Holder does not satisfy any of the Section 302 tests explained below, the purchase will not be treated as a sale or exchange. Instead, the entire amount received by a U.S. Holder with respect to the purchase will be treated as a dividend distribution to the extent of the U.S. Holder’s share of the available current and accumulated earnings and profits (within the meaning of the Code) of Ansell. To the extent that the purchase is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted tax basis in the purchased Ordinary Shares and/or ADSs will be added to the basis of any Ordinary Shares and/or ADSs retained by the U.S. Holder.

Subject to applicable limitations, dividends paid to non-corporate U.S. Holders may be taxable at a maximum rate of 15%. If you have held your Ordinary Shares or ADSs for more than 60 days prior to the purchase, have not entered into certain positions that would reduce your risk of loss with respect to the Ordinary Shares or ADSs and are not obligated to make related payments with respect to positions in substantially similar or related property, you generally should be eligible for the maximum rate of 15% if the amounts received under the tender offer are treated as dividends. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate as well as the application of these rules in their particular circumstances.

The amount of the dividend will be treated as foreign source dividend income to a U.S. Holder and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code. Such dividends will generally constitute “passive income” for foreign tax credit purposes.

Section 302 Tests

Under Section 302 of the Code, a U.S. Holder whose Ordinary Shares or ADSs are purchased by us under the offer, which we refer to as the purchase, will be treated as having sold its Ordinary Shares or ADSs, and will recognize capital gain or loss if the purchase:

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder;

•	results in a “complete termination” of the U.S. Holder’s equity interest in Ansell; or

•	results in a “substantially disproportionate” redemption with respect to the U.S. Holder.

Each of these test is explained in more detail below.

Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests, U.S. Holders must take into account not only the Ordinary Shares or ADSs that they actually own but also any Ordinary Shares or ADSs they are treated as owning under the constructive ownership rules of the Code. Under the constructive ownership rules, a U.S. Holder is treated as owning any Ordinary Shares or ADSs that are owned, actually and in some cases constructively, by certain related individuals and entities as well as Ordinary Shares or ADSs that the U.S. Holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. Holders should consult their own tax advisors to determine whether the purchase qualifies for sale treatment in their particular circumstances.

•	Not Essentially Equivalent to a Dividend Test. The purchase will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. Holder’s proportionate interest in Ansell as a result of the purchase constitutes a “meaningful reduction” given the U.S. Holder’s particular circumstances. Whether the receipt of cash by a U.S. Holder who sells Ordinary Shares and/or ADSs under the offer will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders should consult their own tax advisors as to the application of this test in their particular circumstances.

•	Complete Termination Test. The purchase will result in a “complete termination” of the U.S. Holder’s equity interest in Ansell if all of the Ordinary Shares and ADSs that are actually owned by the U.S. Holder are sold under the offer and all of the Ordinary Shares and ADSs that are constructively owned by the U.S. Holder, if any, are sold under the offer or, with respect to Ordinary Shares or ADSs owned by certain related individuals, the U.S. Holder is entitled to and effectively waives, attribution of Ordinary Shares or ADSs which otherwise would be considered as constructively owned by the U.S. Holder. U.S. Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their own tax advisors.

•	Substantially Disproportionate Test. The purchase will result in a “substantially disproportionate” redemption with respect to the U.S. Holder if, among other things, the percentage of the then outstanding Ordinary Shares or ADSs actually and constructively owned by the U.S. Holder immediately after the purchase is less than 80% of the percentage of the Ordinary Shares or ADSs actually and constructively owned by the U.S. Holder immediately before the purchase (treating as outstanding before the purchase all Ordinary Shares and ADSs purchased under the tender offer).

We cannot predict whether or the extent to which the offer may be oversubscribed. If the offer is oversubscribed, proration, or scale back, of tenders under the offer will cause us to purchase fewer Ordinary Shares and ADSs than are properly tendered and not withdrawn at the purchase price. Therefore, no assurance can be given that a sufficient number of a U.S. Holder’s Ordinary Shares or ADSs will be purchased under the offer to ensure that the U.S. Holder receives sale treatment, rather than dividend treatment, for US federal income tax purposes under the rules discussed above.

Information Reporting and Backup Withholding

Payment made with respect to the offer within the United States or through certain U.S. related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Australian Tax Implications

Introduction

The following is a summary of the relevant Australian income tax considerations relevant to U.S persons who are holders of Ordinary Shares. You should note that the discussion is by no means exhaustive of all possible Australian tax considerations.

This summary is provided purely as a guide and is not intended to be advice and should not be relied upon by shareholders as such. We recommend that shareholders consult their own professional advisers concerning the relevant tax considerations of participating in the offer as applicable to their particular circumstances.

The offer will constitute an “off-market” buy-back as defined in the Australian income tax law. As outlined below, no component of the buy-back price will be treated as a deemed dividend for the purposes of the Australian buy-back rules. In this respect, we have sought confirmation from the Australian Tax Office, or ATO, in a binding class ruling (on behalf of shareholders) that certain anti-avoidance rules directed at the provision of capital benefits in substitution for dividends will have no application to the offer. As of the date of this Offer to Purchase, we are awaiting a ruling from the ATO.

Unless otherwise indicated, the explanation below is based on income tax laws applying as at September 2004.

Nature of Buy-Back—no dividend component

The return of capital to our shareholders is by way of an off-market equal access buy-back. Under an off-market buy-back, the amount received by our shareholders will be treated as a dividend to the extent of the difference between the buy-back price and the amount debited against Ansell’s share capital account.

As the entire buy-back is being debited against our share capital account, no part of the buy-back price will be treated as a dividend. There are, however, certain anti-avoidance provisions in the income tax legislation directed at the provision of capital benefits in substitution for dividends.

We have sought a binding class ruling from the ATO seeking confirmation from the Commissioner of Taxation that the buy-back, as contemplated, will not result in the Commissioner making a determination that the payment of the purchase price will be deemed to include a dividend component (for Australian tax purposes) under certain anti-avoidance rules. We are awaiting a final determination on that request.

Effect of the Buy-Back

A U.S citizen who is resident in Australia, or a U.S corporation that is resident in Australia, may be liable to pay Australian income tax in respect of the profit or capital gain (if any) derived upon the disposal of Ordinary Shares.

No income or other tax is payable in Australia on any profit arising from the disposal of the Ordinary Shares held by persons who are not resident in Australia except in the circumstances described below.

Ordinary Shares held on Revenue Account

Australian tax may arise under the ordinary income provisions of the Australian tax law if the Ordinary Shares are trading stock of the holder, or if an ordinary incident of the holder’s business represents the sale of securities for a profit, and, in either case, the profit is attributable to sources in Australia.

To the extent an amount would be included in a non-Australian tax resident holder’s assessable income under both the capital gains tax provisions and the ordinary income provisions, the capital gain amount will generally be reduced, so that the holder would not be subject to double tax on any part of the gain.

Non-Australian tax resident holders who are assessable under the ordinary income tax provisions in respect of gains made on Ordinary Shares held on revenue account would be assessed on such gains at the Australian tax rates for non-Australian tax residents, which start at a marginal rate of 29% for individuals. Some relief from Australian income tax may be available to such non-Australian resident holders under a double tax agreement.

Ordinary Shares held on Capital Account

Australian tax may also arise if the sale is subject to Australian capital gains tax or CGT. Shareholders who have elected to have Ansell purchase their Ordinary Shares will be treated for CGT purposes as having disposed of a CGT asset (i.e. the Ordinary Shares). For the purposes of the relevant CGT rules, the time of the disposal will be the date that we enter into an agreement with you to purchase your tendered Ordinary Shares, which we anticipate will be Sunday, November 14, 2004 or such other date as is determined by us.

Any gain arising upon disposal by a non-resident of the Ordinary Shares may be subject to CGT if the asset has the necessary connection with Australia. The Ordinary Shares will be taken to have the necessary connection with Australia if at any time during the period of five years preceding the disposal (of Ordinary Shares acquired after September, 19, 1985) the non-resident (together with associates, if any) owns or owned 10% or more of our issued capital.

For the purposes of determining whether a shareholder will recognize a capital gain or loss on the disposal of their Ordinary Shares, the relevant consideration under the buy-back rules will be the “purchase price” in respect of the buy-back. The only exception is where the purchase price is less than the market value of the Ordinary Shares at the time of the buy-back, in which case the consideration (capital proceeds) will be increased to market value.

As a practical matter and pursuant to the terms of the buy-back, it will not be possible to determine the buy-back price of the Ordinary Shares until after the close of trading on the ASX on November 9, 2004. However, in broad terms, for the purposes of enabling our shareholders to determine whether their participation in the buy-back will result in a capital gain or loss upon the disposal of their Ordinary Shares, shareholders will be deemed to have received consideration, which is at least equal to the market value of the Ordinary Shares. If the buy-back price were to exceed the market value of the Ordinary Shares disposed of, as at the time of the buy-back, which is anticipated to be November 14, 2004, the relevant consideration will be the buy-back price.

According to Australian income tax law, a taxpayer makes a capital gain if the capital proceeds the taxpayer receives on the disposal of Ordinary Shares exceeds the cost base of those Ordinary Shares. If the capital proceeds received on the disposal are less than the reduced cost base, the taxpayer makes a capital loss.

The cost base and reduced cost base of any Ordinary Share is generally the amount paid to acquire the Ordinary Share plus any associated costs incurred (e.g. brokerage fees that have not previously been claimed as tax deductions).

Where a taxpayer makes a capital gain, they must include the “net capital gain” in their Australian taxable income (in the income year in which the disposal occurred). The net capital gain is calculated as the current year capital gain less any current year or prior year unused Australian capital losses. Current or prior year Australian revenue losses may also be offset against net capital gains. Capital losses cannot be offset against any other Australian sourced taxable income.

Australian capital gains tax is generally imposed at a taxpayer’s normal rate of tax, which starts at a marginal rate of 29% for non-Australian resident individuals and increases to 47%.

A further reduction in the amount included in the taxpayer’s taxable income in respect of a net capital gain may apply for certain shareholders if the Ordinary Shares had been held for at least 12 months. For individuals (whether the Ordinary Shares were held by the individual directly or indirectly through a trust) the rate of discount is 50%. Capital losses must be applied to calculate a net capital gain before applying the discount capital gains tax provisions.

Dual Residency

If a shareholder were a resident of both Australia and another country under those countries’ domestic taxation laws, that shareholder may be subject to tax as an Australian resident. We urge U.S. Holders to obtain additional tax advice in these circumstances.

6. PRICE RANGE OF THE ORDINARY SHARES AND ADSs; DIVIDENDS ON THE ORDINARY SHARES AND ADSs.

Listing Details; Price Range of the Ordinary Shares and ADSs. The ADSs are listed and traded on Nasdaq under the symbol “ANSL” and the Ordinary Shares are traded on the ASX under the symbol “ANN.”

The following table sets forth, for each of the quarters indicated during the respective financial years ending June 30, the high and low closing sale price per ADSs on Nasdaq and per Ordinary Share on the ASX as reported in published financial sources. All ADSs prices on Nasdaq are reported in U.S. dollars and all Ordinary Share prices on the ASX are reported in Australian dollars. On October 8, 2004, the exchange rate was AU $1.00 for US $0.7227.

	Nasdaq National Market				The Australian Stock Exchange
Quarter	High		Low		High		Low
Financial Year 2003
First Quarter	US $	15.48	US $	13.65	AU $	7.05	AU $	6.45
Second Quarter		17.20		14.50		7.69		6.67
Third Quarter		17.90		12.10		7.65		4.96
Fourth Quarter		16.30		12.20		6.37		5.25
Financial Year 2004
First Quarter		18.40		15.30		6.95		5.84
Second Quarter		20.02		18.19		7.22		6.19
Third Quarter		22.50		19.26		7.17		6.32
Fourth Quarter		22.81		20.16		7.90		7.31
Financial Year 2005
First Quarter		25.70		21.62		8.84		7.58

On October 8, 2004, the closing sale price per ADSs as reported on Nasdaq was US $25.51, and as reported on the ASX was AU $8.87 per Ordinary Share.

For your further reference, listed below is a graph indicating our Ordinary Share price performance over the period from July 1, 2002 to October 5, 2004.

A graph indicating the relative performance of our Ordinary Shares against the S&P/ASX 200 Industrials Index over the last 15 months is shown below.

You are urged to obtain a current market quotation for our Ordinary Shares.

Dividends. For financial year 2004, Ansell will pay total unfranked dividends of AU 13 cents per Ordinary Share, comprising an interim dividend of AU 6 cents per Ordinary Share paid in April 2004 and a final fiscal year 2004 dividend of AU 7 cents per Ordinary Share, as announced by Ansell’s Board. This represents an 18% increase on the previous year’s unfranked dividend of AU 11 cents per Ordinary Share. Future dividends will continue to be aligned with expected future profitability levels.

We continually review our dividend policy and the payment, or non-payment, of a dividend should not be considered indicative of the payment, or non-payment, of future dividends.

7. EFFECTS OF THE OFFER ON THE MARKET FOR ORDINARY SHARES AND ADSs; REGISTRATION UNDER THE EXCHANGE ACT.

Our purchase of Ordinary Shares and ADSs according to the offer will reduce the number of Ordinary Shares and ADSs that might otherwise be traded publicly and may reduce the number of Ansell shareholders. Nonetheless, we anticipate that there will be a sufficient number of Ordinary Shares and ADSs issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the securities. Based upon published guidelines of Nasdaq and the ASX, we believe that our purchase of Ordinary Shares and ADSs pursuant to the offer will not, in itself, cause the remaining Ordinary Shares and ADSs of Ansell to be delisted from the ASX or Nasdaq.

The ADSs are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such ADSs as collateral. We believe that, following the purchase of ADSs pursuant to the offer, the ADSs will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our Ordinary Shares, as evidenced by the ADSs, are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. We believe that our purchase of Ordinary Shares and ADSs pursuant to the offer will not result in deregistration of the ADSs under the Exchange Act or otherwise cause us to no longer be subject to the reporting requirements of the Exchange Act applicable to us (as a foreign private issuer).

As of September 30, 2004, we had approximately 176.3 million Ordinary Shares issued and outstanding. Assuming the total value of Ordinary Shares (including ADSs) purchased in the offer is AU $155 million and assuming this results in about 17 million Ordinary Shares being purchased, approximately 9.6% of all Ordinary Shares (including those underlying ADSs) issued and outstanding will be purchased by us. All Ordinary Shares that are purchased will be cancelled in accordance with the Australian Corporations Act of 2001.

The offer will be funded from excess cash held in Australia. Our Board believes that after the offer, we will remain conservatively geared and have strong financial flexibility and liquidity. The offer is not expected to have a material effect on trading in our Ordinary Shares. In addition, in light of our current significant number and size of shareholders, and assuming that this is maintained, the offer is not expected to have any change of control implications for us.

Although the offer could reduce our weightings within the ASX indices, and could increase the likelihood that we may be dropped out of the S&P ASX/100 Index, this is not expected to have a material impact on us or the liquidity of our Ordinary Shares. On August 10, 2004, we announced our full year results for the year ending June 30, 2004. The reported operating profit after tax attributable to shareholders was AU $70.7 million, an increase of 41.7% over the previous year. The Board also declared an interim dividend of AU 7 cents per Ordinary Share, making a total of AU 13 cents for the year, up from AU 11 cents in the 2003 financial year.

The Board and management confirm the previous guidance to shareholders that segment EBITA for the Ansell Healthcare business is expected to be US$115 million for the current financial year. For recent financial information, the 2004 Annual Report is available on our internet site, www.ansell.com.

The offer is proposed as part of our balanced capital management strategy of investing what is required in the underlying businesses, maintaining the ability to fund medium-sized acquisitions and returning surplus capital to shareholders.

8. INFORMATION CONCERNING ANSELL.

Ansell Limited is the name of the company formerly known as Pacific Dunlop Limited. We changed our name in April 2002 as a result of a strategic repositioning to concentrate on our core business, protective products and services in a broad healthcare context, and following the disposition of a series of other business units that did not fit within the strategy.

The new direction now being taken leverages the solid foundation provided by the Ansell Healthcare business that has been a major part of the parent company’s portfolio of businesses since it was acquired in 1969.

Ansell Limited first began business as a pneumatic bicycle tire manufacturer, in Australia in 1889. Since commencement, we have changed our name on many occasions to reflect the nature of the businesses in which we were involved at the time.

We are an Australian publicly listed company with its corporate head office located in Richmond, Australia. We are listed on the Australian Stock Exchange as our home exchange. In the US, Ansell Limited shares are traded in the form of ADSs on the Nasdaq National Market System, or Nasdaq.

We retain a major investment in South Pacific Tyres, a manufacturer, marketer and distributor in Australia and New Zealand of tires for passenger vehicles, light trucks, trucks, and for agricultural and industrial purposes.

Our registered head office is located at L3, 678 Victoria Street, Richmond, Victoria 3121, Australia. The telephone number is (61 3) 9270-7270 and fax number is (61 3) 9270-7300. Further information can be found by viewing our website www.ansell.com.

The name, business address, present principal occupation and material positions held during the past five years of each of our executive officers, directors are set forth in Schedule I to this Offer to Purchase.

Neither we, nor, to the best of our knowledge, any of the persons or entities listed on Schedule I:

•	have been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors); or

•	have been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. In the U.S., we are subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and are obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to our business, financial condition and other matters. In addition, we have filed with the SEC a Schedule TO, which includes this Offer to Purchase and additional information concerning the offer.

These reports and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings after August 4, 2000, are also available on the SEC’s Website (http://www.sec.gov).

In addition to our filings with the SEC, we are required to file our Annual Reports with ASIC and the ASX. These documents are available for free on our website at www.ansell.com.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

•	our annual report on Form 20-F for the fiscal year ended June 30, 2003, filed on December 30, 2003;

•	our amendment no. 1 to our annual report on Form 20-F/A for the fiscal year ended June 30, 2003, filed on January 15, 2004;

•	our press release, containing our unaudited financial report for the half-year period ended December 31, 2003, included in our report on Form 6-K, filed on February 12, 2004;

•	our Notice of Annual General Meeting of our shareholders included in our Schedule TO-C, filed on September 14, 2004;

•	our 2004 Annual Review included in our report on Form 6-K, filed on September 28, 2004; and

•	the description of our Ordinary Shares included in our registration statement on Form 20-F, filed on May 8, 1987, including any amendments or reports we file for the purpose of updating that description.

In addition, we may file an amendment to the Schedule TO to incorporate by reference into this Offer to Purchase any documents and reports we file with the SEC pursuant to the Exchange Act subsequent to the date of this Offer to Purchase and prior to the Closing Date. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document or report which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

9. SOURCES AND AMOUNT OF FUNDS.

The offer is not conditioned upon any financing arrangements. We estimate that the total amount of funds that we will require to consummate the offer, excluding fees and expenses, is approximately AU $155 million. We possess all necessary funds to consummate the offer from excess cash on hand held in Australia. The maximum amount of funds to be spent is limited to AU $155 million plus fees and expenses.

10. CONDITIONS TO THE OFFER.

The required conditions to the offer are:

•	that the proposed resolution authorizing the offer must be passed by the holders of a majority of the Ordinary Shares voted at our Annual General Meeting being held on Thursday, October 14, 2004. If our shareholders do not approve the proposed resolution, we will withdraw this offer.

•	that we must receive a binding class ruling from the ATO confirming the position of the Commissioner of Taxation that the offer, as contemplated by us, will not result in the Commissioner making a determination that the payment of the purchase price will be deemed to include a dividend component (for Australian tax purposes) under certain anti-avoidance rules. We anticipate that we will receive confirmation from the ATO promptly following the Closing Date.

In addition to these required conditions or any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the offer or otherwise amend the terms of the offer at any time, in our reasonable discretion, we shall not be required to accept for payment or, subject to Australian law and any applicable rules and regulations of the SEC, including Rule 13e-4(f)(5) under the Exchange Act (relating to our obligation to either pay for or return tendered Ordinary Shares and ADSs promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Ordinary Shares and ADSs, and may terminate the offer, if, in our reasonable judgment:

•	any circumstance(s) arises prior to the Closing Date that would cause the terms of the offer to become materially different from the terms we would have reasonably proposed if we had known of such circumstance on the date of this Offer to Purchase; or

•	at least one Australian business day prior to the Closing Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval (other than the required binding class ruling from the ATO which we expect to receive promptly following the Closing Date), which is required under applicable law in order to purchase the Ordinary Shares and/or ADSs pursuant to the offer. See Section 11.

The above conditions (other than the required conditions) may be asserted by us regardless of the circumstances that cause these conditions to come about and may be waived by us at any time prior to the Closing Date, in each case, in the exercise of our reasonable judgment, subject to applicable law.

Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Closing Date. Any determination by us concerning any condition described in this Section 10 (other than the required conditions) shall be final and binding on all parties. A public announcement will be made of a material change in, or waiver of, such conditions (other than the required conditions), and the offer may, in certain circumstances, be extended in connection with any such change or waiver.

If the offer is terminated pursuant to any of the conditions described above, all tendered Ordinary Shares and ADSs that are not accepted for payment will be promptly returned by Computershare and JP Morgan, respectively, to the tendering shareholders.

The offer is not conditioned on our obtaining financing or on the tendering of any minimum number of Ordinary Shares and ADSs.

11. LEGAL MATTERS AND REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Ordinary Shares (including those held as ADSs) as contemplated by the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Ordinary Shares (including those held as ADSs) as contemplated by the offer except those sought from the ASIC, ASX and ATO. We have already received the requested relief from the ASIC and ASX but are awaiting relief from the ATO. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of, or payment for, the Ordinary Shares or ADSs tendered according to the offer pending the outcome of any unforeseen matter. There can be no assurance that any approval or other action, if needed, would be obtained or could be obtained without substantial cost or conditions, or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the offer to accept the Ordinary Shares and ADSs for payment and pay for them is subject to conditions.

See Section 10 for conditions to the offer, including conditions with respect to regulatory approvals.

12. FEES AND EXPENSES.

We have retained Georgeson Shareholder to act as our Information Agent, JPMorgan Chase Bank to serve as the ADS Tender Agent and Computershare Investor Services Pty Limited to serve as the Australian Depositary. As compensation for acting as Information Agent in connection with the offer, Georgeson will be paid a reasonable and customary fee for its services.

We have also retained Goldman Sachs JBWere Pty Ltd, or Goldman Sachs JBWere, to provide certain financial advisory services to us in Australia in connection with the offer. Goldman Sachs JBWere is not acting as a dealer manager in connection with this offer, nor is it (i) soliciting any tenders of Ordinary Shares or (ii) providing any reports, opinions, appraisals, recommendations or other advice regarding the fairness of the terms of this offer. Goldman Sachs JBWere is not responsible for any statements in this Offer to Purchase and disclaims any responsibility to advise you as to whether or not to tender your Ordinary Shares or ADSs. As our financial advisor, Goldman Sachs JBWere will receive a fee of AU $100,000.00. We have also agreed to reimburse Goldman Sachs JBWere for reasonable out-of-pocket expenses incurred by them in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify them against certain liabilities in connection with the offer, including liabilities under the federal securities laws. Goldman Sachs JBWere has rendered various financial advisory and other services to us in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from us. In the ordinary course of their trading and brokerage activities, Goldman Sachs JBWere and their affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

We will pay Computershare, JP Morgan and the Australian and U.S. depositaries, reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	US$	8,500
Investment Banking Fees	US$	73,000
U.S. and Australian Depositaries’ Fees and Expenses	US$	200,000
Filing Fees	US$	15,000
Accounting and Tax Related Fees	US$	60,000
Legal Fees	US$	250,000
Printing and Mailing Costs	US$	40,000
Miscellaneous	US$	10,000
TOTAL	US$	656,500

Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Ordinary Shares or ADSs pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

13. MISCELLANEOUS.

We are making the offer to our U.S. resident shareholders by this Offer to Purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state or foreign jurisdiction statute prohibiting the making of the offer or the acceptance of the Ordinary Shares or ADSs pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state or foreign jurisdiction statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from, or on behalf of,) holders of Ordinary Shares or ADSs in that state or foreign jurisdiction. The offer is not made to persons to whom the offer may not lawfully be made or to persons whose participation in the offer is not permitted under the laws of the jurisdiction in which they are resident. Without limiting the rights that we otherwise have in relation to acceptances, an acceptance submitted by such a person will not be accepted by us. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

***

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner set forth in Section 8 of this Offer to Purchase.

ANSELL LIMITED

By:	/s/ RUSTOM JILLA
Name: Title:	Rustom Jilla Chief Financial Officer

October 14, 2004

SCHEDULE I

A. DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR OFFICE HOLDERS OF ANSELL LIMITED

The following table sets forth the name, age, present principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each of our directors, executive officers and affiliates. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with us.

Name, Address and Country of Citizenship	Age	Position with Ansell	Principal Occupation
Edward Tweddell c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia Australia	63	Chairman and Director	Dr. Tweddell has been our Chairman and a Non-executive Director since October 2001. A Director of National Australia Bank from March 1998 until August 2004, Australia Post from September 2001 to the present and CSIRO from June 2002 to the present. He was also Group Managing Director and Chief Executive Officer of F.H. Faulding & Co. Limited from September 1993 until October 2001.

Peter L. Barnes c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia Australia	61	Director	Mr. Barnes was appointed Non-executive Director in October 2001. He has been Chairman of Samuel Smith & Son Pty Limited from March 2002 to the present and has served that company as a Director since April 1999. He has been a Director with Metcash Trading Limited since November 1999. He is also President of the Winemakers Federation of Australia and has been since November 2002.

L. Dale Crandall c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia United States	63	Director	Mr. Crandall has been a Non-executive Director since November 2002. He has been a Director of Union Bank of California since January 2001, Covad Communications Group since February 2002, BEA Systems, Inc. since March 2003, Coventry Health Care, Inc. since January 2004 and a Trustee of Dodge & Cox Mutual Funds since February 2002, Mr. Crandall also served as President and Chief Executive Officer of Kaiser Health Plan & Hospitals from June 1998 until June 2002.

Herbert J. Elliott c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia Australia	66	Director	Mr. Elliott has been a Non-executive Director since February 2001. He has served as the Chairman of the Telstra Foundation Limited since April 2002 and as a Director of Fortescue Metals Group since October 2003. He is a Board member of the Board of Athletics Australia and has been since April 2003. Mr. Elliott also served as the Director for Athlete and Corporate Relations for the Australian Olympic Committee from September 1997 until March 2001.

Name, Address and Country of Citizenship	Age	Position with Ansell	Principal Occupation
Michael J. McConnell c/o Shamrock Holdings of California 4444 Lakeside Drive, Burbank, California, 91505, USA United States	38	Director	Mr. McConnell has been Managing Director of Shamrock Capital Advisors Inc. from 1994 until the present. Mr. McConnell also serves as Chairman of Shamrock’s Investment Committee. He is also a director of Neo Technology Ventures and a former director of Nuplex Industries. Mr. McConnell was appointed to the Board in April 2004 having actively served as Alternate Director to Mr. Stanley Gold since October 2002.

Stanley Gold c/o Shamrock Holdings of California 4444 Lakeside Drive, Burbank, California, 91505, USA United States	61	Alternate Director to Mr. McConnell	Mr. Gold was a Non-executive Director from October 2001 until April 2004. Mr. Gold now serves as Alternate Director for Mr. McConnell. He was appointed Chairman of Shamrock Capital Advisors in November 1989 and continues to serve in that role. Mr. Gold is also Chairman of Tadiran Communications Ltd. and has been since November 1989. Mr. Gold had formerly served as a Director with The Walt Disney Company from September 1987 until December 2003.

Douglas Tough Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA Dual citizen of Canada and United States	55	Managing Director & Chief Executive Officer	Mr. Tough assumed the role of Managing Director and Chief Executive Officer on July 1, 2004. He joined Ansell Limited in May 2004. Prior to that, Mr. Tough spent 17 years with Cadbury Schweppes plc in a number of international and domestic leadership roles, most recently as President and Chief Executive Officer of its largest division worldwide, Dr. Pepper/Seven Up, North America, from April 2000 until February 2003. Before that, he was President, Africa, India, Middle East, Europe and Mexico for Cadbury Schweppes from 1999 through April 2000. Prior to Cadbury Schweppes, Mr. Tough had some 12 years experience with Procter & Gamble in various sales and marketing assignments. Mr. Tough holds an MBA from the University of Western Ontario, London, Ontario, Canada, and a BBA—University of Kentucky, Lexington, Kentucky, USA.

Robert Bartlett c/o Ansell Limited L3, 678 Victoria Street, Richmond, Vic, 3121, Australia Australia	58	Company Secretary & General Manager— Corporate	Mr. Bartlett was appointed Company Secretary and General Manager—Corporate in January 2002. Prior to that, he served as General Manager, Compensation and Benefits with us, from May 1997 until December 2001. Mr. Bartlett has had over 37 years’ experience with Ansell. Mr. Bartlett has previously held senior finance and administrative positions with the Corporate Head Office as well as with operating business units, both in Australia and overseas.

Name, Address and Country of Citizenship	Age	Position with Ansell	Principal Occupation
Phil Corke Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA England	50	Senior Vice President, Human Resources	Mr. Corke has been with Ansell since April 1998 when he was appointed our Senior Vice President of Human Resources. Prior to joining Ansell, Mr. Corke was Vice President of Human Resources of Alpharma Inc. (generic pharmaceuticals) from 1996 to 1997 and was director of Training & Development & International Compensation for Textron Inc. from 1994 until 1996. He was hired by Bristol-Myers in the United Kingdom in 1988 as Personnel Director and was transferred to the United States in September 1990, as Human Resources Director, Europe, for Bristol-Myers Squibb Pharmaceutical Group.

Werner Heintz c/o Riverside Business Park, “Spey House” Internationalelaan 55, 1070 Brussels, Belgium Germany	46	Senior Vice President & Regional Director— Europe	Mr. Heintz has been with Ansell since September 1999. He began as Regional Director Europe, Middle East and Africa of Ansell’s protective products division and served in that role until January 2003. In February 2003, he assumed his current role. Born in Saarlouis, Germany, Mr. Heintz has lived in Brussels since 1990, and before joining Ansell was the European Marketing Director for Nynas, a leading producer and distributor of Bitumen and specialty oils. At Nynas, he held a number of sales and marketing positions within Europe.

Rustom Jilla Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA United States	43	Senior Vice President & Chief Financial Officer	Mr. Jilla has extensive experience in financial roles with global companies. He joined Ansell Limited as Chief Financial Officer in September 2002. Mr. Jilla joined Ansell from PerkinElmer Inc. in Massachusetts, where he worked from June 2000 to September 2002 and was Vice President Financial Operations. This followed a international career with the BOC Group plc, in the United States and New Zealand, where his last role, ending in June 2000, was that of Vice President Finance, BOCE Americas. Mr. Jilla holds an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Commerce (Sri Lanka). He is also a Chartered Accountant (Sri Lanka) and Chartered Management Accountant (UK).

Neil O’Donnell Level 3 678 Victoria Street Richmond Victoria 3121 Australia Australia	61	Senior Vice President & Regional Director—Asia Pacific	Mr. O’Donnell has been with Ansell since October 1988 and has held a number of senior marketing roles in Australia and in the Asia Pacific region. He has been the Senior Vice President and Regional Director—Asia since February 2001 and before that was Regional Director—Asia Pacific for Ansell’s professional healthcare division from September 1992 until January 2001. Prior to joining Ansell, Mr.

Name, Address and Country of Citizenship	Age	Position with Ansell	Principal Occupation
			O’Donnell spent most of his career with Duracell Australia, the last eight years as CEO.

Scott Papier Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA United States	50	VP Global Supply & Logistics	Mr. Papier joined Ansell in July 2002 as Vice President, Global Supply and Logistics. Before Ansell, Mr. Papier was Vice President, Supply Chain at Vistaar Technologies from January 2000 until June 2002. From 1997 until June 2002, Mr. Papier had been employed with Wyeth (Crop Protection Division) where he held positions of increasing responsibility, including VP Supply. He has also held senior supply chain positions with several multinational companies including L’Oreal, Engelhard and Timex.

William Reed Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA United States	57	Senior Vice President & Regional Director— Americas	Mr. Reed has been with Ansell since 1989 following our acquisition of the Edmont Industrial glove business from Becton Dickinson and Co. He has been Executive Vice President and Regional Director of our Occupational Healthcare Division for the Americas from 1996 until January 2001, when he assumed the role of Senior Vice President and Regional Director—Americas.

William G. Reilly Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA United States	52	Senior Vice President & General Counsel	Mr. Reilly has been with Ansell since 2000, when he was appointed Senior Vice President & General Counsel. Prior to joining Ansell, Mr. Reilly was Associate General Counsel of C.R. Bard Inc. from 1990 to 2000. Prior to Bard, Mr. Reilly held increasingly responsible positions as senior counsel with The Hertz Corporation, McKesson Corporation, Dresser Industries and GAF Corporation.

Peter Soszyn Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA Australia	52	Senior Vice President & Chief Information Officer	Mr. Soszyn has been with Ansell since 1995, when he was appointed our Chief Information Officer. Prior to that, Mr. Soszyn was with the Pacific Dunlop Group as Head of Corporate Information Systems for South Pacific Tyres from 1990 through 1995, and as Manager of Information Manufacturing Systems from 1985 to 1990. Prior to joining Pacific Dunlop Limited, Mr. Soszyn served in a number of manufacturing and systems positions with Leigh Mardon Pty., Ltd. (printing and packaging), Amatil Pty. Ltd. (conglomerate), and the State Planning Authority of New South Wales (government agency).

Rainer Wolf Ansell Services (Asia) Sdn Bhd, Lot 16 Persarian Persahaan, Section 23, 40000 Shah Alam, Selangor Malaysia Germany	44	Head of Global Manufacturing	Mr. Wolf joined Ansell in March of 2003 as Head of Global Manufacturing. Prior to joining Ansell, Rainer was the Senior Group Manager for 3M Malaysia from March 1999 until March 2003. During his 13 years with 3M, Rainer held a number of senior engineering and manufacturing positions in Germany and

Name, Address and Country of Citizenship	Age	Position with Ansell	Principal Occupation
			Malaysia. Prior to joining 3M, Rainer was with Monsanto and Fried Kunststofftechnik in Germany.

Michael Zedalis Ansell Healthcare, Red Bank, 200 Schulz Drive, Red Bank, NJ 07701, USA United States	46	Senior Vice President Science & Technology	Dr. Zedalis has been with Ansell since February 2002 when he was appointed to his current position. Prior to joining Ansell, Mr. Zedalis was Senior Client Partner with Scient Corp, a New York-based technical consulting firm specializing in strategy development and solutions for the industrial products, chemicals and manufacturing sectors from January 2000 until January 2002. Before Scient, he was Director Strategic Technologies with Honeywell Corp. Mr. Zedalis holds a masters degree in Technology Management from the Stevens Institute of Technology, a Ph.D. & MS in Materials Science and Engineering from Northwestern University and a BS in Metallurgy from Lafayette.

The ADS Tender Agent for the offer is:

JPMorgan Chase Bank

By Hand/Overnight Courier:	By Mail:
JPMorgan Chase Bank Attn: Equiserve Corporate Reorganization 161 Bay Street Road Braintree, MA 02184	JPMorgan Chase Bank Attn: Equiserve Corporate Reorganization PO Box 859208 Braintree, MA 02185 9208

The Australian Depositary for the offer is:

Computershare Investor Services Pty Ltd.

By Hand/Overnight Courier:	By Fax Transmission:	By Mail:
Computershare Investor Services Pty Ltd. Yarra Falls 452 Johnston Street Abbotsford VIC 3067 AUSTRALIA	+61 3 9473 2471 Confirm by Telephone: 1300 726 419 (in Australia) +61 3 9415 4218 (in US, toll charge will apply)	Computershare Investor Services Pty Ltd. GPO Box 52 Melbourne Vic 8060 AUSTRALIA

The Information Agent for the offer is:

Georgeson Shareholder

1-800-506-7187

Our Australian legal counsel is:

Freehills
Level 42, 101 Collins Street MELBOURNE Vic 3000 GPO Box 128A MELBOURNE Vic 3001 Phone (61 3) 9288 1234 Fax (61 3) 9288 1567